Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

ACE LIMITED,

WILLIAM INVESTMENT HOLDINGS CORPORATION

and

THE CHUBB CORPORATION

Dated as of June 30, 2015

i

3.19	Insurance Matters	28
3.20	Reinsurance and Coinsurance	29
3.21	Forms and Rates	30
3.22	Reports of Examination	31
3.23	Real Property	31
3.24	Intellectual Property	31
3.25	Information Systems and Data Security	33
3.26	Related Party Transactions	34
3.27	State Takeover Laws	34
3.28	Opinion	34
3.29	Company Information	34
3.30	Books and Records	35
3.31	No Other Representations or Warranties	35

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

4.1	Corporate Organization	35
4.2	Capitalization	36
4.3	Authority; No Violation	37
4.4	Consents and Approvals	38
4.5	Reports	39
4.6	Financial Statements	40
4.7	Broker’s Fees	42
4.8	Absence of Certain Changes or Events	42
4.9	Legal and Regulatory Proceedings	42
4.10	Taxes and Tax Returns	43
4.11	Compliance with Applicable Law	44
4.12	Certain Contracts	44
4.13	Agreements with Regulatory Agencies	45
4.14	Environmental Matters	45
4.15	Insurance Maintained by Parent	45
4.16	Derivatives	46
4.17	Insurance Matters	46
4.18	Reinsurance and Coinsurance	47
4.19	Forms and Rates	48
4.20	Reports of Examination	48
4.21	Parent Information	48
4.22	Financing	49
4.23	No Other Representations or Warranties	49

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1	Conduct of Business of the Company Prior to the Effective Time	49
5.2	Company Forbearances	49
5.3	Parent and Merger Sub Forbearances	53

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1	Regulatory Matters	54
6.2	Access to Information; Cooperation	56
6.3	Shareholder Approvals.	57
6.4	Legal Conditions to Merger	59
6.5	Stock Exchange Listing	59
6.6	Employee Benefit Plans	59
6.7	Indemnification; Directors’ and Officers’ Insurance	62
6.8	Additional Agreements	63
6.9	Advice of Changes	63
6.10	Acquisition Proposals	63
6.11	Public Announcements	65
6.12	Change of Method	65
6.13	Restructuring Efforts	65
6.14	Takeover Statutes	66
6.15	Exemption from Liability Under Section 16(b)	66
6.16	Deregistration of Company Common Stock	66
6.17	Litigation and Claims	66
6.18	Financing Cooperation	67
6.19	Company Debt	69
6.20	Financial Statements and Other Current Information	69
6.21	Dividends	70
6.22	Post-Closing Matters and Governance	70

ARTICLE VII

CONDITIONS PRECEDENT

7.1	Conditions to Each Party’s Obligation to Effect the Merger	70
7.2	Conditions to Obligations of Parent and Merger Sub	71
7.3	Conditions to Obligations of the Company	72

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1	Termination	73
8.2	Effect of Termination	74

ARTICLE IX

GENERAL PROVISIONS

9.1	Nonsurvival of Representations, Warranties and Agreements	75
9.2	Amendment	75
9.3	Extension; Waiver	75
9.4	Expenses	76
9.5	Notices	76
9.6	Interpretation	77
9.7	Counterparts	78
9.8	Entire Agreement	78
9.9	Governing Law; Jurisdiction	78
9.10	Waiver of Jury Trial	78
9.11	Assignment; Third Party Beneficiaries	79
9.12	Specific Performance	79
9.13	Severability	79
9.14	Delivery by Facsimile or Electronic Transmission	80

Schedules:

Company Disclosure Schedule

Parent Disclosure Schedule

Exhibit:

Exhibit A:	Amended and Restated Certificate of Incorporation of the Surviving Corporation

INDEX OF DEFINED TERMS

Page

Acquisition Proposal	64
Adjusted Deferred Stock Unit Award	4
Adjusted Restricted Stock Unit Award	4
Adjusted Stock Option	3
affiliate	77
Agent	28
Agreement	1
Anti-Corruption Laws	24
Anti-Money Laundering Laws	24
business day	77
Certificate of Merger	2
Chosen Courts	78
Closing	1
Closing Date	2
Code	3
Coexistence Agreement	32
Company	1
Company 401(k) Plan	61
Company Actuarial Analyses	29
Company Benefit Plans	19
Company Bylaws	10
Company Certificate	10
Company Common Stock	2
Company Contract	26
Company Deferred Cash-Settled Units	5
Company Deferred Compensation Plans	4
Company Deferred Share Units	4
Company Deferred Stock Unit Award	4
Company Deferred Units	5
Company Disclosure Schedule	9
Company Equity Awards	4
Company ERISA Affiliate	21
Company Excess Plan	4
Company Indemnified Parties	62
Company Insurance Subsidiaries	10
Company Meeting	57
Company Non-Qualified Plans	5
Company Qualified Plans	20
Company Regulatory Agreement	26
Company Restricted Stock Unit Award	4
Company SAP Statements	16
Company SEC Reports	14
Company Stock Option	3
Company Stock Plans	3

v

Company Subsidiary	10
Continuing Employee	59
Copyrights	33
Credit Agreement	69
Derivative Contracts	26
Effective Time	2
Enforceability Exceptions	13
Environmental Laws	27
Equity Award Conversion Amount	3
ERISA	19
Exception Shares	2
Exchange Act	13
Exchange Agent	6
Exchange Fund	6
Financing	67
Foreign Company Benefit Plans	20
Forms	31
GAAP	9
Governmental Entity	13
Guggenheim	17
HSR Act	13
Insurance Laws	11
Insurance Regulator	11
Intellectual Property	32
Interim Company SAP Statements	17
Investment Assets	27
IRS	18
Joint Proxy Statement	13
knowledge	77
Leased Properties	31
Licenses	23
Liens	12
made available	77
Material Adverse Effect	9
Materially Burdensome Regulatory Condition	55
Merger	1
Merger Consideration	2
Merger Sub	1
Morgan Stanley	42
Multiemployer Plan	21
Multiple Employer Plan	21
New Certificates	6
New Jersey Secretary	2
New Plans	60
NJBCA	1
Non-Disclosure Agreement	57

NYSE	13
Old Certificate	2
Owned Intellectual Property	33
Owned Properties	31
Parent	1
Parent 401(k) Plan	61
Parent Agent	46
Parent Common Shares	2
Parent Contract	44
Parent Disclosure Schedule	35
Parent Insurance Subsidiaries	36
Parent Meeting	58
Parent Regulatory Agreement	45
Parent Reinsurance Agreements	47
Parent SAP Statements	41
Parent SEC Reports	39
Parent Share Closing Price	8
Parent Stock Plans	37
Parent Subsidiary	36
Patents	32
PBGC	21
Per Share Cash Consideration	2
Per Share Exchange Ratio	2
Per Share Stock Consideration	2
Permitted Encumbrances	31
person	77
Premium Cap	62
Property	31
Registered Intellectual Property	33
Registered Owned Intellectual Property	33
Regulatory Agencies	14
Reinsurance Agreements	29
Representatives	63
Requisite Company Vote	12
Requisite Parent Vote	38
Requisite Regulatory Approvals	71
S-4	13
Sanctioned Country	24
Sanctions	24
SAP	16
Sarbanes-Oxley Act	15
SEC	9
Securities Act	14
Severance Plan	59
SRO	13
Subsidiary	10

Superior Proposal	64
Supplemental Plans	5
Surviving Corporation	1
Surviving Corporation By-Laws	6
Surviving Corporation Charter	6
Systems	33
Takeover Statutes	34
Tax	19
Tax Return	19
Taxes	19
Termination Date	73
Termination Fee	74
Trade Secrets	33
Trademarks	32
U.S. Company Benefit Plans	20

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of June 30, 2015 (this “Agreement”), by and among ACE Limited, a company organized under the laws of Switzerland (“Parent”), William Investment Holdings Corporation, a corporation organized under the laws of the State of New Jersey (“Merger Sub”), and The Chubb Corporation, a corporation organized under the laws of the State of New Jersey (the “Company”).

W I T N E S S E T H:

WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company have determined that it is in the best interests of their respective companies and their shareholders and, in the case of the Company, its other constituencies as set forth in Section 14A:6-1 of the New Jersey Business Corporation Act (the “NJBCA”) to consummate the strategic business combination transaction provided for herein, pursuant to which Merger Sub will, subject to the terms and conditions set forth herein, merge with and into the Company (the “Merger”), so that the Company is the surviving corporation (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”) in the Merger;

WHEREAS, as an inducement to and condition of Parent’s willingness to enter into this Agreement, concurrently with the entry of the parties into this Agreement, John D. Finnegan is entering into an employment agreement with Parent and ACE Group Holdings, Inc., with such employment agreement to be subject to, and conditioned upon the occurrence of, the Effective Time; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger;

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the NJBCA, at the Effective Time, Merger Sub shall merge with and into the Company. The Company shall be the Surviving Corporation in the Merger, and, except as set forth in this Article I, shall continue its corporate existence under the laws of the State of New Jersey unaffected by the Merger. Upon consummation of the Merger, the separate corporate existence of Merger Sub shall terminate.

1.2 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., New York City time, at the offices of Sullivan & Cromwell LLP, on a date which shall be no later than three (3) business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or at such other time and place as is agreed to in writing by Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

1.3 Effective Time. Subject to the terms and conditions of this Agreement, on or before the Closing Date, Parent shall cause to be filed with the Secretary of State of the State of New Jersey (the “New Jersey Secretary”) a certificate of merger (the “Certificate of Merger”), as provided in Section 14A:10-4.1 of the NJBCA. The Merger shall become effective as of the date and time specified in the Certificate of Merger (such date and time, the “Effective Time”).

1.4 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the NJBCA.

1.5 Conversion of Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder of any of the following securities:

(a) Subject to Section 2.2(e), each share of the common stock, par value $1.00 per share, of the Company issued and outstanding immediately prior to the Effective Time (the “Company Common Stock”), except for shares of Company Common Stock owned by the Company as treasury stock or owned by the Company, Parent or Merger Sub (in each case other than shares of Company Common Stock held in any Company Benefit Plans or in any employee benefit plan sponsored or maintained by Parent or one of its Subsidiaries or related trust accounts (including any shares of Company Common Stock held in a rabbi trust), managed accounts, mutual funds or similar vehicles, or otherwise held in a fiduciary or agency capacity (collectively, the “Exception Shares”)), shall be converted, in accordance with the procedures set forth in this Agreement, into the right to receive, (i) 0.6019 (the “Per Share Exchange Ratio”) common shares, par value CHF 24.15 per share, of Parent (the “Parent Common Shares”) (such number of shares, the “Per Share Stock Consideration”) and (ii) $62.93 in cash (the “Per Share Cash Consideration”) (the consideration described in clauses (i) and (ii), the “Merger Consideration”).

(b) All the shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, an “Old Certificate”, it being understood that any reference herein to an “Old Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Company Common Stock) previously representing any such shares of Company Common Stock shall thereafter represent only the right to receive (i) the Merger Consideration, (ii) cash in lieu of fractional shares that the shares of Company Common Stock represented by such Old Certificate have been converted into the right to receive pursuant to this Section 1.5 and Section 2.2, without any interest thereon, and (iii) any dividends or distributions that the holder thereof has the right to receive pursuant to Section 2.2. If, prior to the Effective Time, the outstanding Parent Common Shares shall have been increased, decreased, or changed into or exchanged for a different number or kind of shares or securities, in any such case as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Per Share Exchange Ratio to give holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.

(c) Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of Company Common Stock that are owned by the Company, Parent or Merger Sub (in each case other than the Exception Shares) shall be cancelled and shall cease to exist and neither the Merger Consideration nor any other consideration shall be delivered in exchange therefor.

1.6 Merger Sub Capital Stock. At and after the Effective Time, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

1.7 Treatment of Company Equity Awards.

(a) At the Effective Time, each option to purchase shares of Company Common Stock granted by the Company under a Company Stock Plan (as defined below), whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time (a “Company Stock Option”) shall be converted automatically into an option (an “Adjusted Stock Option”) to purchase, on the same terms and conditions as were applicable under such Company Stock Option immediately prior to the Effective Time, modified as set forth in Section 1.7 of the Company Disclosure Schedule (including vesting terms), the number of Parent Common Shares (rounded down to the nearest whole number of shares) equal to the product of (i) the total number of shares of Company Common Stock underlying such Company Stock Option immediately prior to the Effective Time multiplied by (ii) the Equity Award Conversion Amount, which Adjusted Stock Option shall have an exercise price per Parent Common Share equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (1) the exercise price per share of Company Common Stock underlying such Company Stock Option immediately prior to the Effective Time by (2) the Equity Award Conversion Amount; provided, however, that the exercise price and the number of Parent Common Shares underlying the Adjusted Stock Options shall be determined in a manner consistent with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”); provided, further, that in the case of any Company Stock Option to which Section 422 of the Code applies, the exercise price and the number of Parent Common Shares underlying the corresponding Adjusted Stock Option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. For purposes of this Agreement, (A) “Company Stock Plans” means The Chubb Corporation Long-Term Incentive Plan (2014), The Chubb Corporation Long-Term Incentive Plan (2009), The Chubb Corporation Long-Term Stock Incentive Plan (2004), The Chubb Corporation Long-Term Stock Incentive Plan For Non-Employee Directors (2004), The Chubb Corporation Stock Option Plan for Non-Employee Directors (2001), The Chubb Corporation Long-Term Stock Incentive Plan (2000) and The Chubb Corporation Stock Option Plan For Non-Employee Directors (1996) and (B) “Equity Award Conversion Amount” means (x) the Per Share Stock Consideration plus (y) the quotient of (1) the Per Share Cash Consideration divided by (2) the Parent Share Closing Price.

(b) At the Effective Time, each restricted stock unit award in respect of shares of Company Common Stock granted under a Company Stock Plan and each performance unit award in respect of shares of Company Common Stock granted under a Company Stock Plan, in each case, that is outstanding immediately prior to the Effective Time (each, a “Company Restricted Stock Unit Award”) shall be converted automatically into a restricted stock unit award or performance unit award (each, an “Adjusted Restricted Stock Unit Award”) with the same terms and conditions as were applicable under such Company Restricted Stock Unit Award immediately prior to the Effective Time, modified as set forth in Section 1.7 of the Company Disclosure Schedule (including time-based vesting terms but excluding performance-based vesting terms), and relating to the number of Parent Common Shares equal to the product of (i) the number of shares of Company Common Stock subject to such Company Restricted Stock Unit Award immediately prior to the Effective Time (determined, with respect to any Company Restricted Stock Unit Awards subject to performance-based vesting terms, based on (A) with respect to the performance period ending in calendar year 2015, the greater of target or actual performance (determined as set forth in Section 5.2 of the Company Disclosure Schedule), and (B) with respect to the performance periods ending after 2015, target performance), multiplied by (ii) the Equity Award Conversion Amount, with any fractional shares rounded to the nearest whole number of shares. Any accrued but unpaid dividend equivalents with respect to any Company Restricted Stock Unit Award will be assumed and become an obligation with respect to the applicable Adjusted Restricted Stock Unit Award.

(c) Each deferred stock unit award in respect of shares of Company Common Stock granted under a Company Stock Plan that is outstanding as of immediately prior to the Effective Time (a “Company Deferred Stock Unit Award” and, together with the Company Stock Options and the Company Restricted Stock Unit Awards, the “Company Equity Awards”), shall, as of the Effective Time, be converted automatically into a deferred stock unit award (an “Adjusted Deferred Stock Unit Award”) with the same terms and conditions as were applicable under such Company Deferred Stock Unit Award immediately prior to the Effective Time (including settlement terms), and relating to the number of Parent Common Shares equal to the product of (i) the number of shares of Company Common Stock subject to such Company Deferred Stock Unit Award immediately prior to the Effective Time, multiplied by (ii) the Equity Award Conversion Amount, with any fractional shares rounded to the nearest whole number of shares. Any accrued but unpaid dividend equivalents with respect to any Company Deferred Stock Unit Award will be assumed and become an obligation with respect to the applicable Adjusted Deferred Stock Unit Award. Following the Effective Time, the Company Common Stock fund shall be replaced with a Parent Common Share fund, and participants shall be able to allocate their investments in the Parent Common Share fund or in other investment options under the Defined Contribution Excess Benefit Plan of The Chubb Corporation, effective January 1, 2008 (the “Company Excess Plan”) at their election in accordance with the terms of the Company Excess Plan as in effect from time to time.

(d) Each (i) share of Company Common Stock in respect of a deferred unit obligation under (A) The Chubb Corporation Key Employee Deferred Compensation Plan (2005) or (B) The Chubb Corporation Deferred Compensation Plan for Directors, in each case, as amended or restated (collectively, the “Company Deferred Compensation Plans”) or (C) the Company Excess Plan (such deferred unit obligations, the “Company Deferred Share Units”) that is unsettled as of immediately prior to the Effective Time, and (ii) obligation to pay cash measured based on the value of the Company Common Stock under (A) the CCAP SERP (as defined in Section 1.7(d) of the Company Disclosure Schedule), or (B) the Company Excess Plan (as amended) (collectively, the “Supplemental Plans” and, together with the Company Deferred Compensation Plans, the “Company Non-Qualified Plans”) (such obligations, the “Company Deferred Cash-Settled Units” and, together with the Company Deferred Share Units, the “Company Deferred Units”), shall be deemed to be invested in Parent Common Shares, with the number of Parent Common Shares subject to such Company Deferred Units in a participant’s account under each Company Non-Qualified Plan as of the Effective Time to be equal to the product of (x) the number of shares of Company Common Stock subject to such Company Deferred Units as of immediately prior to the Effective Time, multiplied by (y) the Equity Award Conversion Amount, with any fractional shares rounded to the nearest whole number of shares. Any accrued but unpaid dividend equivalents with respect to any Company Deferred Units will be assumed and become an obligation with respect to the applicable adjusted Company Deferred Units. Following the Effective Time, the Company Common Stock fund shall be replaced with a Parent Common Share fund, and participants shall be able to allocate their investments in the Parent Common Share fund or in other investment options under the applicable Company Non-Qualified Plans (or in the case of the CCAP SERP, the Company Excess Plan) at their election in accordance with the terms of the Company Non-Qualified Plans as in effect from time to time.

(e) At or prior to the Effective Time, the Company, the Board of Directors of the Company and its Organization & Compensation Committee, as applicable, shall adopt any resolutions that are necessary to (i) effectuate the provisions of this Section 1.7 (including determining that the Adjusted Stock Options, Adjusted Restricted Stock Unit Awards, and Adjusted Deferred Stock Unit Awards are “Alternative Awards” contemplated by the Company Stock Plans) and (ii) ensure that from and after the Effective Time neither Parent nor the Surviving Corporation will be required to deliver shares of Company Common Stock or other capital stock of the Company to any person pursuant to or in settlement of the Company Equity Awards.

(f) Parent shall use its reasonable best efforts to take such actions as are necessary for the conversion of the Company Equity Awards and Company Deferred Units, as applicable, pursuant to this Section 1.7, including the assumption of the applicable Company Stock Plans and Company Non-Qualified Plans, and the reservation, issuance, and listing of Parent Common Shares as is necessary to effectuate the transactions contemplated by this Section 1.7. No later than the Effective Time, Parent shall prepare and have on file with the SEC an effective registration statement on an appropriate form (including Form S-8, Form S-3, or other applicable form) with respect to the Parent Common Shares subject to the Adjusted Stock Options, Adjusted Restricted Stock Unit Awards, and Adjusted Deferred Stock Unit Awards, and with respect to the Parent Common Shares subject to the Company Deferred Units, and shall distribute a prospectus relating to such form (including Form S-8, Form S-3, or other applicable form), and Parent shall use its commercially reasonable efforts to maintain the effectiveness of such registration statement for so long as such Adjusted Stock Options, Adjusted Restricted Stock Unit Awards, or Adjusted Deferred Stock Unit Awards, and Company Deferred Units remain outstanding.

1.8 Certificate of Incorporation and Bylaws of the Surviving Corporation. (a) The certificate of incorporation of the Company shall be amended and restated at the

Effective Time to read in its entirety as set forth in the form of Exhibit A and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation (the “Surviving Corporation Charter”) until thereafter amended as provided therein or by applicable law and (b) Parent and the Surviving Corporation shall cause the by-laws of Merger Sub as in effect immediately prior to the Effective Time to become the by-laws of the Surviving Corporation (the “Surviving Corporation By-Laws”), until thereafter amended as provided therein or by applicable law.

1.9 Directors of the Surviving Corporation. The Board of Directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation Charter and the Surviving Corporation By-Laws.

ARTICLE II

DELIVERY OF MERGER CONSIDERATION

2.1 Exchange Agent. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a bank or trust company designated by Parent and reasonably acceptable to the Company (the “Exchange Agent”), for the benefit of the holders of Old Certificates, for exchange in accordance with this Article II, (a) certificates, or at Parent’s option, evidence of shares in book-entry form, representing the Parent Common Shares (“New Certificates”), to be given to the holders of Company Common Stock pursuant to Section 1.5 and this Article II in exchange for outstanding shares of such Company Common Stock, and (b) cash in an amount sufficient to allow the Exchange Agent to make all payments required pursuant to this Article II (such New Certificates and cash, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”). The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent, provided that no such investment or losses thereon shall affect the amount of Merger Consideration payable to the holders of Old Certificates. Any interest and other income resulting from such investments shall be paid to Parent or Merger Sub, or as otherwise directed by Parent.

2.2 Exchange Procedures.

(a) As promptly as practicable after the Effective Time, but in no event later than ten (10) days thereafter, Parent shall cause the Exchange Agent to mail to each person who was, immediately prior to the Effective Time, a holder of record of one or more Old Certificates representing shares of Company Common Stock that have been converted at the Effective Time into the right to receive the Merger Consideration pursuant to Article I, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon proper delivery of the Old Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Old Certificates in exchange for the consideration for certificates representing the number of whole Parent Common Shares, any cash in lieu of fractional shares and the cash portion of the Merger Consideration which shares of Company Common Stock represented by such Old Certificate or Old Certificates shall have been converted into the right to receive pursuant to this Agreement, as well as any dividends or distributions to be paid pursuant to Section 2.2(b). From and after the Effective Time, upon proper surrender of an Old Certificate or Old Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal duly executed, the holder of such Old Certificate or Old Certificates shall be entitled to receive in exchange therefor, as applicable, (i) a New Certificate representing that number of whole Parent Common Shares to which such holder of Company Common Stock shall have become entitled pursuant to the provisions of Article I and (ii) a check representing the amount of (A) the cash portion of the Merger Consideration which such holder has the right to receive in respect of the Old Certificate or Old Certificates surrendered pursuant to the provisions of this Article II, (B) any cash in lieu of fractional shares which such holder has the right to receive in respect of the Old Certificate or Old Certificates surrendered pursuant to the provisions of this Article II and (C) any dividends or distributions which the holder thereof has the right to receive pursuant to this Section 2.2, and the Old Certificate or Old Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued with respect to any property to be delivered upon surrender of Old Certificates. Until surrendered as contemplated by this Section 2.2, each Old Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the Merger Consideration and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 2.2.

(b) No dividends or other distributions declared with respect to Parent Common Shares shall be paid to the holder of any unsurrendered Old Certificate until the holder thereof shall surrender such Old Certificate in accordance with this Article II. After the surrender of an Old Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable after the Effective Time with respect to the whole Parent Common Shares which the shares of Company Common Stock represented by such Old Certificate have been converted into the right to receive.

(c) If any New Certificate representing Parent Common Shares is to be issued in a name other than that in which the Old Certificate or Old Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Old Certificate or Old Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a New Certificate representing Parent Common Shares in any name other than that of the registered holder of the Old Certificate or Old Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time.

(e) Notwithstanding anything to the contrary contained herein, no New Certificates or scrip representing fractional Parent Common Shares shall be issued upon the surrender for exchange of Old Certificates, no dividend or distribution with respect to Parent Common Shares shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Parent. In lieu of the issuance of any such fractional share, Parent shall pay to each former shareholder of the Company who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average of the closing price of the Parent Common Shares on the NYSE as reported by The Wall Street Journal for the five full trading days ending on the day preceding the Closing Date (the “Parent Share Closing Price”) by (ii) the fraction of a Parent Common Share (rounded to the nearest thousandth when expressed in decimal form) to which such holder would otherwise be entitled (after taking into account all shares of Company Common Stock owned by such holder as of immediately prior to the Effective Time).

(f) Any portion of the Exchange Fund that remains unclaimed by the shareholders of the Company for one (1) year after the Effective Time shall be paid to the Surviving Corporation. Any former shareholders of the Company who have not theretofore exchanged their Old Certificates pursuant to this Article II shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration, cash in lieu of any fractional shares and any unpaid dividends and distributions on the Parent Common Shares deliverable in respect of each former share of Company Common Stock such shareholders hold as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Company, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(g) Parent shall be entitled to deduct and withhold, or cause the Merger Sub or Exchange Agent to deduct and withhold, from the cash portion of the aggregate Merger Consideration, any cash in lieu of fractional Parent Common Shares, cash dividends or distributions payable pursuant to this Section 2.2 or any other cash amounts otherwise payable pursuant to this Agreement to any holder of Company Common Stock, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by Parent, Merger Sub or the Exchange Agent, as the case may be, and paid over to the appropriate governmental authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of which the deduction and withholding was made by Parent, Merger Sub or the Exchange Agent, as the case may be.

(h) In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such amount as Parent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Old Certificate the Merger Consideration and any cash in lieu of fractional shares and dividends or distributions deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as disclosed in the disclosure schedule delivered by the Company to Parent and Merger Sub prior to the execution hereof (the “Company Disclosure Schedule”), provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by the Company that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to have a Material Adverse Effect on the Company and (c) any disclosures made with respect to a section of this Article III shall be deemed to qualify (1) any other section of this Article III specifically referenced or cross-referenced and (2) other sections of this Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections; or (ii) as disclosed in any Company SEC Reports filed prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1 Corporate Organization.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey. The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. The Company is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on the Company. As used in this Agreement, the term “Material Adverse Effect” means, with respect to Parent, the Company or Merger Sub, as the case may be, a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or SAP (or local equivalents in the applicable jurisdiction) prescribed by the applicable insurance regulatory authority, including accounting and financial reporting pronouncements by the Securities and Exchange Commission (the “SEC”), the National Association of Insurance Commissioners and the Financial Accounting Standards Board, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national, regional or local political conditions (including the outbreak of war or acts of terrorism) or in economic or market conditions affecting the insurance industry generally and not specifically relating to such party or its Subsidiaries, (D) changes, circumstances or events, in each case after the date hereof, resulting in liabilities under insurance agreements to which such party or any of its Subsidiaries is a party, including any effects resulting from any earthquake, hurricane, tornado, windstorm, rain, flood or other natural disaster, (E) failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including the underlying causes thereof, (F) changes attributable to the announcement of the transactions contemplated hereby or to actions expressly required by this Agreement in contemplation of the transactions contemplated hereby or (G) actions or omissions taken pursuant to the written consent of Parent, in the case of the Company, or the Company, in the case of Parent or Merger Sub; except, with respect to subclause (A), (B), (C) or (D), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in the same or similar geographic regions in which such party and its Subsidiaries operate or underwrite insurance) or (ii) the ability of such party to timely consummate the transactions contemplated hereby. As used in this Agreement, the word “Subsidiary” when used with respect to any party, means any corporation, partnership, limited liability company, insurance company or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such party and/or by one or more of its Subsidiaries. True and complete copies of the Restated Certificate of Incorporation of the Company, as amended (the “Company Certificate”), and the bylaws of the Company, as amended (the “Company Bylaws”), as in effect as of the date of this Agreement, have previously been made available by the Company to Parent.

(b) Each Subsidiary of the Company (a “Company Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified and, where applicable, in good standing would reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on the Company and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Company Subsidiary to pay dividends or distributions except as required by applicable law and, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. Section 3.1(b) of the Company Disclosure Schedule sets forth a true, correct and complete list of all Company Subsidiaries as of the date hereof and a description of their jurisdiction of formation and ownership of their capital stock.

(c) The Company conducts its insurance operations solely through the Subsidiaries set forth in Section 3.1(c) of the Company Disclosure Schedule (collectively, the “Company Insurance Subsidiaries”). Each of the Company Insurance Subsidiaries is (i) duly licensed or authorized as an insurance company and, where applicable, a reinsurer in its jurisdiction of incorporation, (ii) duly licensed or authorized as an insurance company and, where applicable, a reinsurer in each other jurisdiction where it is required to be so licensed or authorized, and (iii) duly authorized in its jurisdiction of incorporation and each other applicable jurisdiction to write each line of business reported as being written in the Company SAP

Statements. No Governmental Entity regulating the business of insurance or reinsurance under Insurance Laws (an “Insurance Regulator”) has notified the Company or any Company Insurance Subsidiary in writing or, to the knowledge of the Company, orally that any Company Insurance Subsidiary is commercially domiciled in any jurisdiction. As used in this Agreement, “Insurance Laws” means any law, statute, code or ordinance, or any rule, regulation, agency requirement or interpretation of any Governmental Entity applicable to the business of insurance or reinsurance, or the regulation of insurance or reinsurance companies, whether domestic or foreign, and all applicable orders or directives of Insurance Regulators (including, for the avoidance of doubt, the Lloyd’s Regulations and the handbooks of the U.K. Financial Conduct Authority and the U.K. Prudential Regulation Authority, respectively).

3.2 Capitalization.

(a) The authorized capital stock of the Company consists of 1,200,000,000 shares of Company Common Stock, par value $1.00 per share, and 8,000,000 shares of preferred stock, par value $1.00 per share, of which no shares of preferred stock are issued and outstanding. As of May 31, 2015, no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding, other than (i) 227,591,921 shares of Company Common Stock issued and outstanding, (ii) 144,388,539 shares of Company Common Stock held in treasury, and (iii) 12,800,343 shares of Company Common Stock reserved for issuance under the Company Stock Plans, which number includes (A) 385,927 shares of Company Common Stock reserved for issuance upon the exercise of outstanding Company Stock Options, (B) 4,823,439 shares of Company Common Stock reserved for issuance upon the settlement of outstanding Company Restricted Stock Unit Awards (of which, 2,440,200 shares of Company Common Stock are subject to Company Restricted Stock Unit Awards that are currently subject to performance-based vesting, assuming maximum performance), and (C) 129,508 shares of Company Common Stock reserved for issuance upon the settlement of outstanding Company Deferred Stock Unit Awards and (iv) 108,260 shares of Company Common Stock with respect to outstanding Company Deferred Share Units under Company Non-Qualified Plans, and since May 31, 2015, no shares of capital stock or other voting securities of the Company have been issued, other than pursuant to the exercise or settlement of outstanding awards with respect to the shares of Company Common Stock reserved for issuance under the Company Stock Plans or Company Non-Qualified Plans described in the preceding clauses (iii)–(iv). All the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of the Company may vote are issued or outstanding. As of the date of this Agreement, no trust preferred securities of the Company or any Company Subsidiary are issued or outstanding. Other than the Company Equity Awards and the Company Deferred Units, in each case, issued or unsettled prior to the date of this Agreement, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating the Company or its Subsidiaries to issue, transfer, sell, purchase, redeem or otherwise acquire any of its or its Subsidiaries’ capital stock or other equity security.

(b) There are no voting trusts, shareholder agreements, proxies or other agreements in effect pursuant to which the Company or any of the Company Subsidiaries has a contractual or other obligation with respect to the voting or transfer of the Company Common Stock or other equity interests of the Company. Section 3.2(b) of the Company Disclosure Schedule sets forth a true, correct and complete list of all Company Equity Awards and the Company Deferred Share Units outstanding as of the date hereof specifying, on a holder-by-holder basis, to the extent applicable, (i) the name of each holder, (ii) the number of shares subject to each such Company Equity Award (assuming target performance, if applicable) or Company Deferred Share Unit, (iii) the grant date of each such Company Equity Award, (iv) the exercise price for each such Company Equity Award that is a Company Stock Option and (v) the expiration date of each such Company Equity Award that is a Company Stock Option. Section 3.2(b) of the Company Disclosure Schedule sets forth, with respect to all Company Equity Awards that are unvested as of the date hereof, the vesting schedule applicable to such Company Equity Awards. Other than the Company Equity Awards and the Company Deferred Units, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of the Company or any Company Subsidiaries) are outstanding.

(c) The Company owns, directly or indirectly, all the issued and outstanding shares of capital stock or other equity ownership interests of each of the Company Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Company Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

3.3 Authority; No Violation.

(a) The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of the Company. The Board of Directors of the Company has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of the Company, its shareholders and its other constituencies as set forth in Section 14A:6-1 of the NJBCA and has directed that this Agreement and the transactions contemplated hereby be submitted to the Company’s shareholders for adoption at a meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for the approval of this Agreement by the affirmative vote of the holders of sixty-six and two-thirds percent (66 2/3%) of the shareholders present and voting at the Company Meeting (the “Requisite Company Vote”), no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent and Merger Sub) constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (the “Enforceability Exceptions”)).

(b) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions hereof, will (i) violate any provision of the Company Certificate or the Company Bylaws or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained and/or made, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations which would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on the Company.

3.4 Consents and Approvals. Except for (i) the filing of applications, filings and notices with the applicable Governmental Entities (including with Insurance Regulators under applicable Insurance Laws), as applicable, set forth in Section 3.4 of the Company Disclosure Schedule and, where noted therein, the approval of such applications, filings and notices, (ii) the filing with the SEC of a proxy statement in definitive form relating to the meeting of the Company’s shareholders and the meeting of the Parent’s shareholders, in each case, to be held in connection with this Agreement and the transactions contemplated hereby (including any amendments or supplements thereto, the “Joint Proxy Statement”), and of the registration statement on Form S-4 in which the Joint Proxy Statement will be included as a prospectus, to be filed with the SEC by Parent in connection with the transactions contemplated by this Agreement (the “S-4”) and declaration of effectiveness of the S-4, (iii) the filing of the Certificate of Merger with the New Jersey Secretary pursuant to the NJBCA, (iv) the filing of any notices or other filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and (v) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the Parent Common Shares pursuant to this Agreement and the approval of the listing of such Parent Common Shares on the New York Stock Exchange (“NYSE”), no consents or approvals of or filings or registrations with any court or administrative agency or commission or other governmental authority or instrumentality or SRO (each a “Governmental Entity”) are necessary in connection with (A) the execution and delivery by the Company of this Agreement or (B) the consummation by the Company of the Merger and the other transactions contemplated hereby. As used in this Agreement, “SRO” means (x) any “self-regulatory organization” as defined in Section 3(a)(26) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (y) any other United States or foreign securities exchange, futures exchange, commodities exchange or contract market. As of the date hereof, the Company is not aware of any reason why all necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger on a timely basis.

3.5 Reports.

(a) The Company and each of its Subsidiaries have filed (or furnished, as applicable) in material compliance with applicable law or regulation all material reports, statements, documents, registrations, filings or submissions, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2012 with (i) any Insurance Regulator, (ii) the SEC, (iii) any other state or federal regulatory authority, (iv) any foreign regulatory authority and (v) any SRO (clauses (i)-(v), collectively “Regulatory Agencies”), including any material report, statement, document, registration, filing or submission required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith. Except for examinations of the Company and its Subsidiaries conducted by a Governmental Entity in the ordinary course of business, no Governmental Entity has initiated or has pending any proceeding or, to the knowledge of the Company, investigation into the business or operations of the Company or any of its Subsidiaries since January 1, 2012. Except as would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on the Company, there (x) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of the Company or any of its Subsidiaries, and (y) have been no unresolved formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of the Company or any of its Subsidiaries since January 1, 2012.

(b) An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by the Company or any of its Subsidiaries pursuant to the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, as the case may be, since January 1, 2013 (the “Company SEC Reports”) is publicly available. No such Company SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Company SEC Reports filed or furnished under the Securities Act and the Exchange Act complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or material unresolved issues raised by the SEC with respect to any of the Company SEC Reports.

3.6 Financial Statements.

(a) The financial statements of the Company and its Subsidiaries included (or incorporated by reference) in the Company SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of the Company and its Subsidiaries have been, since January 1, 2012, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. Ernst & Young LLP has not resigned (or informed the Company that it intends to resign) or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Neither the Company nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for (i) those liabilities that are reflected or reserved against on the consolidated balance sheet of the Company included in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 (including any notes thereto), (ii) liabilities incurred in the ordinary course of business consistent with past practice since March 31, 2015 or in connection with this Agreement and the transactions contemplated hereby or (iii) liabilities that are not material to the Company and its Subsidiaries, taken as a whole.

(c) The records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on the Company. The Company (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the Audit Committee of the Company’s Board of Directors (x) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that are reasonably likely to adversely affect the

Company’s ability to record, process, summarize and report financial information, and (y) to the knowledge of the Company, any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Copies of any such disclosures were made in writing by management to the Company’s auditors and Audit Committee and a copy has been previously made available to Parent. To the knowledge of the Company, there is no reason to believe that the Company’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, prior to the Closing Date.

(d) Since January 1, 2012, (i) neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any director, officer, auditor, accountant or representative of the Company or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or, to the knowledge of the Company, oral, regarding the accounting, auditing or actuarial practices, procedures, methodologies or methods (including with respect to reserves) of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or written claim that the Company or any of its Subsidiaries has engaged in questionable accounting, auditing or actuarial practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors or employees to the Board of Directors of the Company or any committee thereof or, to the knowledge of the Company, to any director or officer of the Company.

(e) The Company has previously made available to Parent true and complete copies of the annual statutory statements for the year ended December 31, 2014, and quarterly statutory statements for the quarter ended March 31, 2015, in each case, as filed with the Insurance Regulator of the jurisdiction in which the applicable Company Insurance Subsidiary is domiciled or commercially domiciled (collectively, the “Company SAP Statements”), with respect to each of the Company Insurance Subsidiaries. The Company SAP Statements and the annual statutory statements with respect to each of the Company Insurance Subsidiaries for each of the years ended December 31, 2012 and December 31, 2013, in each case, as filed with the Insurance Regulator of the jurisdiction in which the applicable Company Insurance Subsidiary is domiciled or commercially domiciled, were prepared in all material respects in conformity with applicable statutory accounting practices (or local equivalents in the applicable jurisdiction) prescribed or permitted by such Insurance Regulator (“SAP”) applied on a consistent basis and present fairly, in all material respects, to the extent required by and in conformity with SAP, the statutory financial condition of such Company Insurance Subsidiary at the respective dates and the results of operations, changes in statutory capital and surplus and cash flow of such Company Insurance Subsidiary for each of the periods then ended. The Company SAP Statements were filed with the applicable Insurance Regulator in a timely fashion on forms prescribed or permitted by such Insurance Regulator. No deficiencies or violations material to the financial condition of any of the Company Insurance Subsidiaries, either individually or in the aggregate, have been asserted in writing by any Insurance Regulator that have not been cured or otherwise resolved to the satisfaction of such Insurance Regulator. The quarterly and annual statements of each Company Insurance Subsidiary filed on or after the date of this Agreement and prior to the Closing (“Interim Company SAP Statements”), when filed with the applicable Insurance Regulators of the applicable jurisdictions, will present fairly in all material respects, to the extent required by and in conformity with SAP, the statutory financial condition of such Company Insurance Subsidiary at the respective dates indicated and the results of operations, changes in capital and surplus and cash flow of such Company Insurance Subsidiary for each of the periods therein specified (subject to normal year-end adjustments) and will be filed in a timely fashion on forms prescribed or permitted by the relevant Insurance Regulator. Since the year ended December 31, 2013, the annual consolidated balance sheets (statutory basis) and consolidated statements of operations (statutory basis) included in the Company SAP Statements have been audited by Ernst & Young LLP. True, correct, and complete copies of the audit opinions relating to the most recent of such balance sheets and statements of operations have previously been made available to Parent.

(f) The reserves for claims, losses (including incurred but not reported losses) and loss adjustment expenses (whether allocated or unallocated), as reflected in each of the Company SEC Reports and Company SAP Statements, (i) were established at levels consistent in all material respects with generally accepted actuarial standards consistently applied and fairly stated in accordance with sound actuarial principles, (ii) were computed on the basis of methodologies consistent in all material respects with those used in computing the corresponding reserves in the prior fiscal years, and (iii) were in compliance in all material respects with the requirements of all applicable Insurance Laws with respect to the establishment of reserves. The provision for uncollectible reinsurance as reflected in each of the Company SEC Reports (x) was computed on the basis of methodologies consistent in all material respects with those used in computing the corresponding provisions in the prior fiscal years, and (y) was established in all material respects in accordance with GAAP.

3.7 Broker’s Fees. Neither the Company nor any Company Subsidiary nor any of their respective officers or directors have employed any broker, finder or financial advisor, or incurred any liability for any broker’s fees, commissions or finder’s fees, in each case, in connection with the Merger or related transactions contemplated by this Agreement, other than Guggenheim Securities, LLC (“Guggenheim”) pursuant to a letter agreement, a true and complete copy of which has been previously made available to Parent.

3.8 Absence of Certain Changes or Events.

(a) Since December 31, 2014, no event or events have occurred that have had or would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

(b) Since December 31, 2014, except with respect to the transactions contemplated hereby or as required or permitted by this Agreement, the Company and its Subsidiaries have carried on their respective businesses in the ordinary course.

3.9 Legal and Regulatory Proceedings.

(a) There is no suit, action, investigation, claim or proceeding pending, or to the Company’s knowledge, threatened against or affecting it or any of its Subsidiaries or any of the current or former directors or executive officers of it or any of its Subsidiaries (and it is not aware of any basis for any such suit, action or proceeding) (i) that involves a Governmental Entity, (ii) that, individually or in the aggregate, and, in either case, is (A) material to it and its Subsidiaries, taken as a whole, or is reasonably likely to result in a material restriction on its or any of its Subsidiaries’ businesses, or, after the Effective Time, the business of Parent and any of its affiliates, or (B) reasonably likely to materially prevent or delay it from performing its obligations under, or consummating the transactions contemplated by, this Agreement, or (iii) that is of a material nature challenging the validity or propriety of this Agreement.

(b) There is no material injunction, order, judgment, decree or regulatory restriction imposed upon the Company or any of its Subsidiaries or the assets of the Company or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to Parent, the Surviving Corporation or any of their respective affiliates).

3.10 Taxes and Tax Returns.

(a) (i) Each of the Company and its Subsidiaries has duly and timely filed (taking into account all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects; (ii) neither the Company nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return; (iii) all material Taxes of the Company and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid; (iv) each of the Company and its Subsidiaries has collected or withheld all material Taxes required to have been collected or withheld and to the extent required by applicable law have paid such amounts to the proper governmental authority or other person; (v) neither the Company nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect; (vi) the federal income Tax Returns of the Company and its Subsidiaries for all years up to and including December 31, 2011 have been examined by the Internal Revenue Service (the “IRS”) or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired; (vii) no deficiency with respect to a material amount of Taxes has been proposed, asserted or assessed against the Company or any of its Subsidiaries; (viii) there are no pending or threatened in writing disputes, claims, audits, examinations or other proceedings regarding any material Taxes of the Company and its Subsidiaries or the assets of Company and its Subsidiaries; (ix) in the last six (6) years, neither the Company nor any of its Subsidiaries has been informed in writing by any jurisdiction that the jurisdiction believes that the Company or any of its Subsidiaries was required to file any Tax Return that was not filed; (x) the Company has made available to Parent true, correct, and complete copies of any private letter ruling requests, technical advice memoranda received, voluntary compliance program statements or similar agreements, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six (6) years; (xi) the Company and each of its Subsidiaries has systems, processes and procedures in place in order to materially comply with Sections 1471 through 1474 of the Code and any similar provision of foreign law; (xii) there are no Liens for material Taxes (except Taxes not yet due and payable) on any of the assets of the Company or any of its Subsidiaries; (xiii) neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and its Subsidiaries); (xiv) neither the Company nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (B) has any liability for the Taxes of any person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise; (xv) neither the Company nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code; (xvi) neither the Company nor any of its Subsidiaries has participated in or been a party to any “listed transaction” or “prohibited reportable transaction” (each as defined in Section 4965(e) of the Code); and (xvii) at no time during the past five (5) years has the Company been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(b) The Company and its Subsidiaries have made adequate provision as of March 31, 2015 (in accordance with GAAP and SAP) for any material Taxes that were not yet due and payable for all taxable periods, or portions thereof, prior to the date thereof.

(c) As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, fees, levies or like assessments together with all penalties and additions to tax and interest thereon.

(d) As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, estimate, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity and any documentation required to be filed with any taxing authority or to be retained by the Company or any of its Subsidiaries in respect of information reporting and withholding requirements imposed by the Code or any similar foreign, state or local law.

3.11 Employees.

(a) Section 3.11(a) of the Company Disclosure Schedule lists all material U.S. Company Benefit Plans. For purposes of this Agreement, (i) “Company Benefit Plans” means all benefit or compensation plans, programs, policies, practices, agreements, contracts or arrangements (including, but not limited to, employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, retention, change in control, employment, termination, and severance plans, programs, policies, practices, agreements, contracts or arrangements) for the benefit of any current or former employee, officer, director or independent contractor (who is a natural person) of the Company or any of its

Subsidiaries (x) with respect to which the Company or any Company Subsidiary is a party or has any obligation or (y) that are maintained, contributed to or sponsored by the Company or any of its Subsidiaries, other than a Multiemployer Plan (as defined below) and other than any plan or program maintained by a Governmental Entity to which the Company or any of its affiliates contribute pursuant to applicable laws; (ii) “Foreign Company Benefit Plans” means all Company Benefit Plans that primarily cover current or former employees, officers, directors or other service providers of the Company or any of its affiliates based outside of the United States and/or which are governed by the laws of any jurisdictions outside of the United States; and (iii) “U.S. Company Benefit Plans” means Company Benefit Plans that are not Foreign Company Benefit Plans.

(b) The Company has made available to Parent a true and complete copy of each of the material U.S. Company Benefit Plans and the following related documents, to the extent applicable: (i) the most recent copy of any summary plan description and all written material amendments, modifications or supplements applicable to any U.S. Company Benefit Plan (and a summary of any such amendment, modification or supplement that is not in writing), (ii) the most recent annual report (Form 5500), if any, filed with the IRS, (iii) the most recently received IRS determination or opinion letter, if any, relating to a U.S. Company Benefit Plan, and (iv) the most recently prepared actuarial report for each Company Benefit Plan.

(c) Each U.S. Company Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code. Neither the Company nor any of its Subsidiaries has, within the prior three (3) years, taken corrective action or made a filing under any voluntary correction program of the IRS, the U.S. Department of Labor or any other Governmental Entity with respect to any U.S. Company Benefit Plan that has not been resolved prior to the date hereof, and neither the Company nor any of its Subsidiaries has any knowledge of any plan defect that would qualify for correction under any such program.

(d) Section 3.11(d) of the Company Disclosure Schedule identifies each U.S. Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Company Qualified Plans”). The IRS has issued a favorable determination, advisory or opinion letter with respect to each Company Qualified Plan and the related trust, which letter has not been revoked (nor has revocation been threatened in writing), and, to the knowledge of the Company, there are no existing circumstances and no events have occurred that would reasonably be expected to result in disqualification of any Company Qualified Plan or the related trust. No trust funding any U.S. Company Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

(e) Each U.S. Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) and any award thereunder, in each case that is subject to Section 409A of the Code, has (i) since January 1, 2005, been maintained and operated in good faith compliance with Section 409A of the Code and IRS Notice 2005-1 and (ii) since January 1, 2009, been in documentary and operational compliance with Section 409A of the Code, except, in each case as would not reasonably be expected to result in, either individually or in the aggregate, any material liability to the Company and its Subsidiaries, taken as a whole.

(f) With respect to each U.S. Company Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code: (i) based upon the actuarial assumptions used for funding purposes in the actuarial report prepared by such U.S. Company Benefit Plan’s actuary for funding purposes as of January 1, 2014, with respect to such U.S. Company Benefit Plan, no such plan is in “at-risk” status for purposes of Section 430 of the Code, (ii) except as would not reasonably be expected to result in material liability to the Company and its Subsidiaries, taken as a whole, the present value of accrued benefits under each such U.S. Company Benefit Plan, based upon the actuarial assumptions used for funding purposes in the actuarial report prepared by such U.S. Company Benefit Plan’s actuary for funding purposes as of January 1, 2014, with respect to such U.S. Company Benefit Plan, did not, as of its latest valuation date, exceed the then current fair market value of the assets of such U.S. Company Benefit Plan allocable to such accrued benefits, (iii) no reportable event within the meaning of Section 4043(c) of ERISA for which the thirty (30)-day notice requirement has not been waived has occurred in the three (3) years prior to the date hereof, (iv) all premiums required to be paid to the Pension Benefit Guaranty Corporation (the “PBGC”) have been timely paid in full, (v) no liability that would be material to the Company and its Subsidiaries, taken as a whole (other than for premiums to the PBGC) under Title IV of ERISA has been or is reasonably expected to be incurred by the Company or any of its Subsidiaries, and (vi) the PBGC has not instituted proceedings to terminate any such U.S. Company Benefit Plan.

(g) None of the Company and its Subsidiaries nor any other entity which, together with the Company, would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “Company ERISA Affiliate”) has, at any time during the last six (6) years, contributed to or been obligated to contribute to any plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two (2) or more contributing sponsors at least two (2) of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), and, during the six (6) years prior to the date hereof, none of the Company and its Subsidiaries nor, to the knowledge of the Company, any Company ERISA Affiliate has incurred any liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan that has not been satisfied in full.

(h) No U.S. Company Benefit Plan provides for post-retirement health or medical or life insurance benefits for retired or former employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code. The most recent plan document or summary plan description for each U.S. Company Benefit Plan that provides post-retirement health, medical, life insurance or other welfare benefits to any employee or former employee reserves the right for the Company or the applicable Subsidiary to amend, terminate or modify such plan at any time.

(i) All material contributions required to be made to any U.S. Company Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all material premiums due or payable with respect to insurance policies funding any U.S. Company Benefit Plan, for any period in the prior three (3) years through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of the Company.

(j) There are no pending or, to the Company’s knowledge, threatened material claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to the Company’s knowledge, no set of circumstances exists that would reasonably be expected to give rise to a material claim or lawsuit, against the U.S. Company Benefit Plans, any fiduciaries thereof with respect to their duties to the U.S. Company Benefit Plans and for whom the Company has an obligation to indemnify or the assets of any of the trusts under any of the U.S. Company Benefit Plans.

(k) None of the Company and its Subsidiaries nor any Company ERISA Affiliate nor, to the Company’s knowledge, any other person, including any fiduciary whom the Company has an obligation to indemnify, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which would reasonably be expected to subject any of the U.S. Company Benefit Plans or their related trusts, the Company, any of its Subsidiaries, any Company ERISA Affiliate or any person that the Company or any of its Subsidiaries has an obligation to indemnify, to any tax or penalty imposed under Section 4975 or 4976 of the Code or Section 409 or 502 of ERISA that would result in material liability to the Company and its Subsidiaries, taken as a whole.

(l) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) result in, cause an acceleration of the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or independent contractor (who is a natural person) of the Company or any of its Subsidiaries under a U.S. Company Benefit Plan or, to the Company’s knowledge, a Foreign Company Benefit Plan or (ii) result in any limitation on the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust under a U.S. Company Benefit Plan or, to the Company’s knowledge, a Foreign Company Benefit Plan. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by the Company or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code. Neither the Company nor any of its Subsidiaries maintains or contributes to a rabbi trust or similar funding vehicle, and the transactions contemplated by this Agreement will not cause or require the Company or any of its affiliates to establish or make any contribution to a rabbi trust or similar funding vehicle.

(m) No Company Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code, or otherwise.

(n) Except as would not reasonably be expected to result in material liability to the Company and its Subsidiaries taken as a whole, each Foreign Company Benefit Plan (i) if intended to qualify for special tax treatment, meets all the requirements for such treatment, (ii) if required, to any extent, to be funded, book-reserved or secured by an insurance policy, is fully funded, book-reserved or secured by an insurance policy, as applicable, based on reasonable actuarial assumptions in accordance with applicable accounting principles, (iii) to the extent required to be registered or approved by a foreign Governmental Entity, has been registered with, or approved by, a foreign Governmental Entity and, to the Company’s knowledge, nothing has occurred that would adversely affect such registration or approval and (iv) has been maintained and operated in accordance with, and are in compliance with, their terms, all applicable laws, government taxation and funding requirements, and with any agreement entered into with a union or labor organization in all material respects. As of the date hereof, there is no pending or, to the Company’s knowledge, threatened material litigation relating to any Foreign Company Benefit Plan.

(o) Except as would not reasonably be expected to result in material liability to the Company and its Subsidiaries taken as a whole, there are no pending or, to the Company’s knowledge, threatened labor grievances or material unfair labor practice claims or charges against the Company or any of its Subsidiaries, or any strikes or other material labor disputes against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or Governmental Entity applicable to employees of the Company or any of its Subsidiaries in the United States, and to the Company’s knowledge, neither the Company nor any of its Subsidiaries is a party or bound to any such arrangements described in this sentence outside of the United States. To the Company’s knowledge, there are no organizing efforts by any union or other labor organization seeking to represent any employees of the Company or any of its Subsidiaries.

3.12 Compliance with Applicable Law.

(a) Except as would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on the Company, the businesses (including the appointment of Agents) of each of the Company and its Subsidiaries have not, since January 1, 2012, been, and are not being, conducted in violation of any federal, state, local or foreign law, or any rule, regulation, agency requirement or published interpretation of any Governmental Entity. Without limiting the generality of the foregoing, since January 1, 2012, each Company Insurance Subsidiary and, to the knowledge of the Company and except as would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on the Company, its Agents have marketed, sold and issued insurance products in compliance in all material respects with Insurance Laws applicable to the business of such Company Insurance Subsidiary and in the respective jurisdictions in which such products have been marketed, sold and issued. Except as would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on the Company, to the knowledge of the Company, the Company and the Company Insurance Subsidiaries have not received, since January 1, 2012, any written notice or communication of any instance of non-compliance with any such law, or any rule, regulation, agency requirement or published interpretation of any Governmental Entity that has not been cured as of the date of this Agreement. Except as would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on the Company, each of the Company and its Subsidiaries has obtained and is in compliance with all permits, licenses, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity (“Licenses”) necessary to conduct its business as presently conducted (and has paid all fees and assessments due and payable in connection therewith).

(b) Since January 1, 2012, neither the Company nor any of the Company Subsidiaries, nor, to the knowledge of the Company, any director, officer, agent, employee or any other person acting on behalf of the Company or any of the Company Subsidiaries has (i) used any funds for any unlawful contribution, payment, benefit, gift, entertainment or other unlawful expense relating to political activity; (ii) made or taken an act in furtherance of an offer, promise or authorization of any direct or indirect unlawful payment or benefit to any government or regulatory official or employee, including of any government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing; (iii) violated or is in violation of any provision of any applicable anti-bribery or anti-corruption laws (collectively, the “Anti-Corruption Laws”); or (iv) made, offered, agreed, requested or accepted any unlawful bribe or other unlawful benefit, including any rebate, payoff, influence payment, kickback or other unlawful or improper payment or benefit, in the case of each of clauses (i) through (iv) of this Section 3.12(b), in connection with the operation of the businesses of the Company and its Subsidiaries. The Company and its Subsidiaries have established and maintain a system of internal controls designed to provide reasonable assurances regarding compliance by the Company and its Subsidiaries with all applicable Anti-Corruption Laws.

(c) The Company and its Subsidiaries are, and since January 1, 2012 have been, conducting operations at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements of all money laundering laws administered or enforced by any Governmental Entity in jurisdictions where the Company and its Subsidiaries conduct business (collectively, the “Anti-Money Laundering Laws”). The Company and its Subsidiaries have established and maintain a system of internal controls designed to ensure compliance by the Company and its Subsidiaries with applicable financial recordkeeping and reporting requirements of the Anti-Money Laundering Laws.

(d) Neither the Company, nor any of its Subsidiaries, nor any director, officer or employee of the Company or any of the Company Subsidiaries, nor, to the knowledge of the Company, any agent or other person acting on behalf of the Company or any of its Subsidiaries, is currently the subject or the target of any economic sanctions administered or enforced by any Governmental Entity (collectively, “Sanctions”), nor is the Company or any of its Subsidiaries located, organized or resident in a country or territory that is the subject or the target of Sanctions (each, a “Sanctioned Country”). For the past five (5) years, the Company and its Subsidiaries have not knowingly engaged in, are not now knowingly engaged in and will not engage in, any dealings or transactions with any person that at the time of the dealing or transaction is or was the subject or the target of Sanctions or with any Sanctioned Country. The Company and its Subsidiaries have established and maintain a system of internal controls designed to provide reasonable assurances regarding compliance by the Company and its Subsidiaries with all applicable Sanctions.

3.13 Certain Contracts.

(a) Except for those listed in Section 3.13(a) of the Company Disclosure Schedule, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to or bound by any contract, agreement, arrangement, commitment or understanding (whether written or oral), other than any Company Benefit Plans:

(i) That is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii) That contains a non-compete or client or customer non-solicit requirement or any other provision that materially restricts the conduct of any material line of business of the Company and its Subsidiaries or upon consummation of the Merger would materially restrict the ability of Parent or any of its Subsidiaries to engage in such businesses;

(iii) That is with or to a labor union or guild (including any collective bargaining agreement);

(iv) That relates to the incurrence of indebtedness by the Company or any of its Subsidiaries in the principal amount of $100,000,000 or more, including any sale and leaseback transactions, capitalized leases and other similar financing transactions;

(v) That grants any right of first refusal, right of first offer or similar right to a third party with respect to any assets, rights or properties (x) that are material to the Company and its Subsidiaries, taken as a whole, or (y) that would be applicable to Parent or any of its Subsidiaries (other than the Surviving Corporation or any of its Subsidiaries) after the Closing;

(vi) Involving (A) the payment of more than $25,000,000 over any twelve-month period (other than any such contracts that are terminable by the Company or any of its Subsidiaries on sixty (60) days’ or less notice without any required payment or other conditions, other than the condition of notice) or (B) the payment of more than $25,000,000 payable as a result of the termination of the agreement or the consummation of the Merger;

(vii) Relating to investment management, asset management or investment advisory services that involve costs or fees in excess of $10,000,000 per year;

(viii) With an Agent accounting for more than 5% of the Company’s consolidated revenue during the year ended December 31, 2014 or the twelve-month period immediately preceding the date of this Agreement;

(ix) Entered into after January 1, 2012 or under which the Company or any of its Subsidiaries has executory indemnification or other continuing obligations, in each case, relating to the acquisition or disposition of any business or operations or any amount of assets or liabilities (whether by merger, sale of stock, sale of assets or otherwise) that would be material to the Company and its Subsidiaries taken as a whole; or

(x) That is an amendment, supplement or modification in respect of any of the foregoing.

Each contract, agreement, arrangement, commitment or understanding of the type described in this Section 3.13(a), whether or not set forth in the Company Disclosure Schedule, is referred to herein as a “Company Contract,” and neither the Company nor any of its Subsidiaries knows of, or has received written notice of, any violation of a Company Contract by any of the other parties thereto which would reasonably be expected to be, either individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(b) In each case, except as would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on the Company: (i) each Company Contract is valid and binding on the Company or one of its Subsidiaries, as applicable, and the applicable counterparty or counterparties and is in full force and effect, (ii) the Company and each of its Subsidiaries has performed all obligations required to be performed by it prior to the date hereof under each Company Contract, (iii) to the Company’s knowledge, each third-party counterparty to each Company Contract has performed all obligations required to be performed by it to date under such Company Contract and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a default on the part of the Company or any of its Subsidiaries under any such Company Contract.

3.14 Agreements with Regulatory Agencies. Neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or since January 1, 2012, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity, specific to the Company or its Subsidiaries, that, in each of any such cases, currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its risk management policies, its management or its business (each, whether or not set forth in the Company Disclosure Schedule, a “Company Regulatory Agreement”), nor has the Company or any of its Subsidiaries been advised in writing or, to the Company’s knowledge, orally, since January 1, 2012, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Company Regulatory Agreement.

3.15 Derivatives. All swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements (“Derivative Contracts”) entered into for the account of or guaranteed by the Company or any of its Subsidiaries were entered into in the ordinary course of business and in accordance in all material respects with applicable rules, regulations and policies of any Regulatory Agency with jurisdiction over the Company or any such Subsidiary and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of the Company or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions). The Company and each of its Subsidiaries have duly performed in all material respects all their material obligations thereunder to the extent that such obligations to perform have accrued, and, to the Company’s knowledge, there are no material breaches, violations or defaults or bona fide allegations or assertions of such by any party thereunder. The financial position of the Company and its Subsidiaries on a consolidated basis under or with respect to each such Derivative Contract has been reflected in its books and records and the books and records of such Subsidiaries, in each case, in accordance with GAAP consistently applied.

3.16 Environmental Matters. Except as would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on the Company, the Company and its Subsidiaries are in compliance, and since January 1, 2012, have complied, with any federal, state, local or foreign law, regulation, order, decree, permit, authorization, common law or legal requirement relating to: (i) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (ii) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, or (iii) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”) and have not incurred any liabilities under Environmental Laws. There are no pending or, to the knowledge of the Company, threatened legal, administrative, arbitral or other judicial proceedings, claims or actions, or, to the knowledge of the Company, any private environmental investigations or remediation activities or governmental investigations of any nature, in each case, seeking to impose on the Company or any of its Subsidiaries, or that could reasonably be likely to result in the imposition on the Company or any of its Subsidiaries of, any material liability or obligation arising under any Environmental Law. To the knowledge of the Company, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any material liability or obligation. The Company is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, Governmental Entity, Regulatory Agency or third party imposing any liability or obligation with respect to any Environmental Law, except for any such agreement, order, judgment, decree, letter agreement or memorandum of agreement that would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company.

3.17 Insurance Maintained by the Company. The Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent and consistent with industry practice, and neither the Company nor any of its Subsidiaries has received notice to the effect that any of them are in default under any material insurance policy. Each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of the Company and its Subsidiaries, the Company or the relevant Subsidiary thereof is the sole beneficiary of such policies. All premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion, with such exceptions that would not, either individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole.

3.18 Investment Assets.

(a) All securities and investment assets, including bonds, notes, debentures, mortgage loans, real estate and all other instruments of indebtedness, stocks, partnerships, joint venture interests and all other equity interests, certificates issued by or interests in trusts and Derivatives held for investment (collectively, the “Investment Assets”) and carried on the books and records of the Company and its Subsidiaries as of March 31, 2015 complied in all material respects with the Company’s investment guidelines and in all material respects with all applicable Insurance Laws. As of the date hereof, there has been no material change in the overall composition of the Investment Assets held by the Company and its Subsidiaries since March 31, 2015. Each of the Company and its Subsidiaries, as applicable, has good and marketable title to all of the Investment Assets it purports to own, free and clear of all Liens other than Liens created or incurred in the ordinary course of the Company’s or any of its Subsidiaries’ investment operations consistent with past practice. The Investment Assets held by each Company Insurance Subsidiary that are included as admitted assets in any such Company Insurance Subsidiary’s statutory financial statements as of March 31, 2015 were qualified or eligible to be admitted assets of such Company Insurance Subsidiary under applicable Insurance Laws.

(b) The Company and its Subsidiaries employ, to the extent applicable, investment, securities, risk management and other policies, practices and procedures that the Company believes are prudent and reasonable in the context of their respective businesses, and the Company and its Subsidiaries have, since January 1, 2012, been in compliance with such policies, practices and procedures in all material respects.

3.19 Insurance Matters.

(a) To the knowledge of the Company, since January 1, 2012, at the time each agent, representative, producer, reinsurance intermediary, wholesaler, third-party administrator, distributor, broker, employee or other person authorized to sell, produce, manage or administer products on behalf of any Company Insurance Subsidiary (“Agent”) wrote, sold, produced, managed, administered or procured business for a Company Insurance Subsidiary, except as would not be material to the Company, such Agent was, at the time the Agent wrote or sold business, duly licensed for the type of activity and business written, sold, produced, managed, administered or produced. Each of the contracts, agreements or arrangements between a Company Insurance Subsidiary and any Agent who has sold, underwritten, produced, managed, administered or issued business for or on behalf of such Company Insurance Subsidiary is, except as would not be material to the Company, valid, binding and in full force and effect in accordance with its terms. As of the date of this Agreement, no Agent individually accounting for 5% or more of the total gross GAAP premiums of all Company Insurance Subsidiaries for the year ended December 31, 2014 has indicated to the Company or any Company Insurance Subsidiary in writing or, to the knowledge of the Company, orally that such Agent will be unable or unwilling to continue its relationship as an Agent with any Company Insurance Subsidiary within twelve (12) months after the date of this Agreement. To the knowledge of the Company, as of the date of this Agreement, no Agent has been since January 1, 2012, or is currently, in violation (or with or without notice or lapse of time or both, would be in violation), in any material respect, of any term or provision of any law, rule or regulation applicable to such Agent’s writing, sale, management, administration or production of insurance or other business for any Company Insurance Subsidiary, that is reasonably likely to be material to the Company. To the knowledge of the Company, each Agent was appointed by the Company or a Company Insurance Subsidiary in compliance in all material respects with applicable Insurance Laws and all processes and procedures undertaken with respect to such Agent were undertaken in compliance, in all material respects, with applicable Insurance Laws.

(b) The Company has made available to Parent a true and complete copy of any material internal actuarial reports prepared by actuaries with respect to any Company Insurance Subsidiary since January 1, 2014, and all attachments, addenda, supplements and modifications thereto (the “Company Actuarial Analyses”). To the knowledge of the Company, each Company Actuarial Analysis was based, in all material respects, upon an accurate inventory of policies relevant to such Company Actuarial Analysis in force for the Company Insurance Subsidiaries at the relevant time of preparation. The information and data furnished by the Company and the Company Insurance Subsidiaries to their respective actuaries in connection with the preparation of the Company Actuarial Analyses were (i) obtained from the books and records of the relevant Company Insurance Subsidiary and (ii) accurate in all material respects for the periods covered in such reports.

(c) Since January 1, 2012, the Company and the Company Insurance Subsidiaries have made all required notices, submissions, reports or other filings under applicable insurance holding company statutes, and all contracts, agreements, arrangements and transactions in effect between any Company Insurance Subsidiary and any affiliate are in compliance in all material respects with the requirements of all applicable insurance holding company statutes, except where the failure to make any such notices, submissions, reports, or other filings, or any non-compliance with such statutes, would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on the Company.

3.20 Reinsurance and Coinsurance.

(a) To the knowledge of the Company, all reinsurance or coinsurance, ceded or assumed, treaties or agreements, including retrocessional agreements, under which any Company Insurance Subsidiary has any existing rights, obligations or liabilities (including all amendments, extensions, renewals, guaranties, modifications, waivers, supplements and other agreements, if any, related thereto, “Reinsurance Agreements”) are, as of the date of this Agreement, in full force and effect, except where the failure to be in full force and effect would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on the Company.

(b) Neither the Company nor any Company Subsidiary nor, to the knowledge of the Company, any other party to a Reinsurance Agreement, is in breach of or in default under any Reinsurance Agreement, and, to the knowledge of the Company, no event has occurred which, with the passage of time or the giving of notice, or both, would constitute a default thereunder by the Company or the Company Subsidiary party thereto or by any other party thereto, except for such breaches and defaults as would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on the Company. The execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby will not violate, or result in a right to terminate, recapture, rescind or modify, any Reinsurance Agreement or any coverage provided by any party thereto, except as would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on the Company.

(c) In those instances in which a Company Insurance Subsidiary is a cedent, neither the Company nor such Company Insurance Subsidiary has received any written notice that the financial condition of any other party to any Reinsurance Agreement is impaired with the result that a default thereunder may be reasonably anticipated, except in those instances in which such default would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on the Company, and, to the knowledge of the Company, no counterparty to a Reinsurance Agreement is insolvent or the subject of a rehabilitation, liquidation, receivership or similar proceeding.

(d) Each Reinsurance Agreement is (assuming due power and authority of, and due execution and delivery by, the other party or parties thereto) valid and binding upon the Company or the Company Insurance Subsidiary party thereto and, to the knowledge of the Company, each other party thereto (except as may be limited by the Enforceability Exceptions), except for such failures to be valid and binding as would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on the Company.

(e) Each Company Insurance Subsidiary was entitled to take the credit that was taken by it in its Company SAP Statements pursuant to applicable Insurance Laws for all reinsurance and coinsurance ceded pursuant to any Reinsurance Agreement to which such Company Insurance Subsidiary was a party as of the date of the applicable Company SAP Statement. With respect to any Reinsurance Agreement for which any Company Insurance Subsidiary is taking credit on its most recent Company SAP Statements or has taken credit on any of its Company SAP Statements from and after January 1, 2014, (i) there have been no separate written or oral agreements between such Company Insurance Subsidiary and the assuming reinsurer that would under any circumstances materially reduce, limit, mitigate or otherwise affect any actual or potential loss to the parties under any such Reinsurance Agreement, other than inuring to reinsurance contracts that are specifically defined in any such Reinsurance Agreement, (ii) for each currently in-force Reinsurance Agreement for which risk transfer is not reasonably considered to be self-evident, documentation concerning the economic intent of the transaction and the risk transfer analysis evidencing the proper accounting treatment, to the extent required by SAP, is available for review by the respective domiciliary Insurance Regulator for each of the Company Insurance Subsidiaries, (iii) each Company Insurance Subsidiary complies and, since January 1, 2014, has complied, in all material respects with the applicable requirements of SAP related to the credit taken and (iv) each Company Insurance Subsidiary has, and, since January 1, 2014, has had, appropriate controls in place to monitor the use by it of reinsurance and comply with the provisions of SAP that are relevant to such use.

(f) Since January 1, 2014, none of the Company or the Company Insurance Subsidiaries has received written notice from any counterparty to a Reinsurance Agreement that any material amount of reinsurance ceded by a Company Insurance Subsidiary will be uncollectible or otherwise defaulted upon or that there is a dispute with respect to any amounts recoverable or payable by the Company or a Company Insurance Subsidiary pursuant to such Reinsurance Agreement.

3.21 Forms and Rates. Except as would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on the Company, (i) all insurance contracts, policies, binders, slips, certificates and other agreements of insurance (including all applications, supplements, endorsements, riders and ancillary agreements in connection therewith) issued by the Company Insurance Subsidiaries and any and all marketing materials related thereto are, to the extent required under applicable Insurance Laws, on forms approved by the applicable Regulatory Agency that have been filed and, as appropriate, either approved or not objected to by such Regulatory Agency within the period provided for objection (the “Forms”) and such Forms comply with the Insurance Laws applicable thereto; (ii) with respect to premium rates established by the Company Insurance Subsidiaries that are required to be filed with or approved by the applicable Regulatory Agency, the rates have been so filed or approved, the premiums charged conform thereto, and such premiums comply with the Insurance Laws applicable thereto; and (iii) all such insurance contracts, policies and marketing materials comply with applicable Insurance Laws and have been administered by the Company Insurance Subsidiaries in accordance with applicable Insurance Laws and the terms of the applicable insurance contracts.

3.22 Reports of Examination. To the knowledge of the Company, no Insurance Regulator that noted any deficiencies or violations in any reports of examination since January 1, 2012 has advised the Company or the applicable Company Insurance Subsidiary of any intention to commence any material regulatory proceeding or to otherwise take any material disciplinary action against such Company Insurance Subsidiary based upon such deficiencies or violations.

3.23 Real Property. Except as would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on the Company, the Company or one of its Subsidiaries (a) has good and marketable title to all real property reflected in the latest audited balance sheet included in such Company SEC Reports as being owned by the Company or one of its Subsidiaries or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Owned Properties”), free and clear of all Liens of any nature whatsoever, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Company SEC Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the “Leased Properties” and, collectively, with the Owned Properties, the “Property” ), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the knowledge of the Company, the lessor. There are no pending or, to the knowledge of the Company, threatened condemnation proceedings against any Property that is material to the Company. Other than the Owned Properties, neither the Company nor any of its Subsidiaries owns any real property.

3.24 Intellectual Property.

(a) Each item of registered or issued Registered Owned Intellectual Property is subsisting and, to the Company’s knowledge, valid and enforceable.

(b) To the knowledge of the Company, the Company and its Subsidiaries are the sole and exclusive owners of all Owned Intellectual Property and hold all right, title and interest in and to all Owned Intellectual Property, free and clear of any Liens. The Owned Intellectual Property is not subject to any outstanding order, judgment or decree limiting or adversely affecting the use thereof by the Company or any of its Subsidiaries.

(c) To the knowledge of the Company: (i) the Company and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens other than any Permitted Encumbrances), all Intellectual Property necessary for the conduct of its business as currently conducted; (ii) the conduct of the respective business of the Company and each of its Subsidiaries does not infringe, misappropriate or otherwise violate, and in the three-year period prior to the date of this Agreement has not infringed, misappropriated or otherwise violated, the Intellectual Property rights of any person; and (iii) no person is challenging, infringing, misappropriating or otherwise violating any right of the Company or any of its Subsidiaries with respect to any Intellectual Property owned by the Company or its Subsidiaries.

(d) The Company and each of its Subsidiaries have taken commercially reasonable steps to safeguard and maintain the secrecy and confidentiality of, and any proprietary rights in, all Trade Secrets included in the Owned Intellectual Property.

(e) The Amended and Restated Trademark Coexistence Agreement between Chubb International Holdings Limited (and its affiliates) and the Company, dated as of November 20, 2007 (the “Coexistence Agreement”), is valid and binding on the Company and its Subsidiaries and, to the knowledge of the Company, the current counterparty thereto and its affiliates and is in full force and effect. None of the Company, any of its Subsidiaries or, to the knowledge of the Company, the historical or current counterparties to the Coexistence Agreement (including Chubb International Holdings Limited and its successors in interest under the Coexistence Agreement), or any affiliate of any such counterparty, is in breach thereof or in default thereunder and, to the knowledge of the Company, no event has occurred which, with the passage of time or the giving of notice, or both, would constitute a default thereunder by the Company or its Subsidiaries or the counterparty thereto. Neither the Coexistence Agreement nor any rights or obligations thereunder have been assigned by the Company, or to the knowledge of the Company, by Chubb International Holdings Limited. Other than the Coexistence Agreement, neither the Company nor any of its Subsidiaries is a party to any other agreement, including any coexistence, license, co-ownership or settlement agreement, with respect to any Trademarks owned by the Company or any of its Subsidiaries.

(f) For purposes of this Agreement:

(i) “Intellectual Property” means trademarks, service marks, brand names, internet domain names, logos and other indications of source or origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application (“Trademarks”); patents, applications for patents (including divisions, continuations, continuations in part and provisional and renewal applications), and any re-examinations, extensions or reissues thereof, in any jurisdiction (“Patents”); any confidential and proprietary information, including trade secrets, processes, proprietary formula, design, know-how, methods, techniques, software programs (including all source code, object code, firmware, programming tools or documentation), vendor lists, customer lists, databases and compilations, including any and all data and collections of data and all documentation and media constituting, describing or relating to the above (“Trade Secrets”); and copyrights and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof (“Copyrights”);

(ii) “Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries;

(iii) “Registered Intellectual Property” means all Trademark registrations and applications for registration (including internet domain name registrations), Copyright registrations and applications for registration, issued Patents and Patent applications; and

(iv) “Registered Owned Intellectual Property” means all of the Registered Intellectual Property owned by, or purported to be owned by, filed in the name of or applied for by the Company or any of its Subsidiaries.

3.25 Information Systems and Data Security.

(a) To the Company’s knowledge: (i) the computer, information technology and data processing systems, facilities and services used by the Company and each of its Subsidiaries, including all software, hardware, networks, communications facilities, platforms and related systems and services (collectively, the “Systems”), are reasonably sufficient for the conduct of the respective businesses of the Company and such Subsidiaries as currently conducted; and (ii) the Systems are in good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of the respective businesses of the Company and each of its Subsidiaries as currently conducted.

(b) The Company and each of its Subsidiaries has (i) complied in all material respects with its published privacy policies and internal privacy policies and guidelines, including with respect to the collection, storage, transmission, transfer, disclosure, destruction and use of personally identifiable information (including personal, private, health or financial information about individual policyholders, customers, consumers or benefits recipients) and (ii) taken commercially reasonable measures to ensure that all personally identifiable information in its possession or control is protected against loss, damage, and unauthorized access, use, modification, or other misuse. To the Company’s knowledge, there has been no loss, damage, or unauthorized access, use, modification, or other misuse of any such information by the Company, any of its Subsidiaries or any other person, except as would not, either individually or in the aggregate, reasonably be likely to be material to the Company.

(c) Except as would not, either individually or in the aggregate, reasonably be likely to be material to the Company, to the Company’s knowledge, no third party has gained unauthorized access to any Systems owned or controlled by the Company or any of its Subsidiaries, and the Company and each of its Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable safeguards to ensure that the Systems are secure from unauthorized access and free from any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials. Except as would not, either individually or in the aggregate, reasonably be likely to be material to the Company, the Company and each of its Subsidiaries has implemented and maintains security, backup and disaster recovery policies, procedures and systems consistent with generally accepted industry standards and sufficient to reasonably maintain the security and operation of the respective businesses of the Company and each of its Subsidiaries.

3.26 Related Party Transactions. There are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions between the Company or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of the Company or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding Company Common Stock (or any of such person’s immediate family members or affiliates) (other than Company Subsidiaries) on the other hand, of the type required to be reported in any Company SEC Report pursuant to Item 404 of Regulation S-K of the SEC.

3.27 State Takeover Laws. The Board of Directors of the Company has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and the transactions contemplated hereby any provisions of the takeover laws of any state, including any “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law (any such laws, “Takeover Statutes”).

3.28 Opinion. Prior to the execution of this Agreement, the Company has received an opinion (which, if initially rendered orally, has been or will be confirmed by a written opinion, dated the same date) from Guggenheim, to the effect that, as of the date thereof, and based upon and subject to the factors, assumptions and limitations set forth therein, the Merger Consideration pursuant to this Agreement is fair, from a financial point of view, to the holders of Company Common Stock. Such opinion has not been amended or rescinded in any material respect as of the date of this Agreement.

3.29 Company Information. The information relating to the Company and its Subsidiaries that is provided by the Company or its representatives for inclusion in (a) the Joint Proxy Statement, on the date it (or any amendment or supplement thereto) is first mailed to holders of Company Common Stock and at the time of the Company Meeting, (b) in the S-4, when it or any amendment thereto becomes effective under the Securities Act, (c) the documents and financial statements of the Company incorporated by reference in the Joint Proxy Statement, the S-4 or any amendment or supplement thereto or (d) any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Joint Proxy Statement relating to the Company and its Subsidiaries and other portions within the reasonable control of the Company and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information provided or supplied by or on behalf of Parent or its Subsidiaries for inclusion in the Joint Proxy Statement or the S-4.

3.30 Books and Records. The books and records of account of the Company and its Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies contained or reflected therein.

3.31 No Other Representations or Warranties.

(a) Except for the representations and warranties made by the Company in this Article III, neither the Company nor any other person makes any express or implied representation or warranty with respect to the Company, its Subsidiaries, or their respective properties, businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties.

(b) The Company acknowledges and agrees that none of Parent, Merger Sub or any other person has made or is making any express or implied representation or warranty other than those contained in Article IV.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except (i) as disclosed in the disclosure schedule delivered by Parent and Merger Sub to the Company prior to the execution hereof (the “Parent Disclosure Schedule”), provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the Parent Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Parent or Merger Sub that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to have a Material Adverse Effect on Parent or Merger Sub, and (c) any disclosures made with respect to a section of this Article IV shall be deemed to qualify (1) any other section of this Article IV specifically referenced or cross-referenced and (2) other sections of this Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections; or (ii) as disclosed in any Parent SEC Reports filed prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Parent and Merger Sub hereby represent and warrant to the Company as follows:

4.1 Corporate Organization.

(a) Parent has been duly created for an unlimited duration and is validly existing as a company limited by shares (Aktiengesellschaft) under the laws of Switzerland. Parent has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Parent is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Parent. True and complete copies of Parent’s Articles of Association and Organizational Regulations, as in effect as of the date of this Agreement, have previously been made available by Parent to the Company.

(b) Each Subsidiary of Parent (a “Parent Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified and, where applicable, in good standing would reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on Parent and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Subsidiary of Parent to pay dividends or distributions except as required by applicable law and, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. Merger Sub is a wholly owned subsidiary of Parent.

(c) Each of the Parent Subsidiaries through which Parent conducts its insurance operations (collectively, the “Parent Insurance Subsidiaries”) is (i) duly licensed or authorized as an insurance company and, where applicable, a reinsurer in its jurisdiction of incorporation, (ii) duly licensed or authorized as an insurance company and, where applicable, a reinsurer in each other jurisdiction where it is required to be so licensed or authorized, and (iii) duly authorized in its jurisdiction of incorporation and each other applicable jurisdiction to write each line of business reported as being written in the Parent SAP Statements, except where the failure to be so licensed or authorized would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Parent.

4.2 Capitalization.

(a) The issued share capital of Parent consists of CHF 8,279,402,749.80, divided into 342,832,412 shares, par value CHF 24.15 per share, which may be increased (i) by an amount not exceeding CHF 796,950,000.00 through the issuance of a maximum of 33,000,000 shares, par value CHF 24.15 per share, through the exercise of conversion and/or option or warrant rights granted in connection with bonds, notes or similar instruments, issued or to be issued by Parent or by Subsidiaries of Parent, including convertible debt instruments, (ii) by an amount not exceeding CHF 613,673,935.35 through the issuance of a maximum of 25,410,929 shares, par value CHF 24.15 per share, in connection with the exercise of option rights granted to any employee of Parent or any of its Subsidiaries, and any consultant, director, or other person providing services to Parent or any of its Subsidiaries and (iii) until May 15, 2016, by an amount not exceeding CHF 3,381,000,000.00 through the issue of up to 140,000,000 shares, par value CHF 24.15 per share. As of the date of this Agreement, no shares of capital stock or other voting securities of Parent are issued, reserved for issuance or outstanding, other than (i) 342,832,412 Parent Common Shares issued and 323,700,327 Parent Common Shares outstanding, (ii) 19,157,085 Parent Common Shares held in treasury and (iii) 25,410,929 Parent Common Shares reserved for issuance under the employee and director stock plans of Parent or Subsidiaries of Parent in effect as of the date of this Agreement (the “Parent Stock Plans”), which number includes (A) 1,916,544 Parent Common Shares reserved for issuance in respect of outstanding awards of restricted Parent Common Shares (or units representing such shares, assuming maximum performance, if applicable) under a Parent Stock Plan and (B) 10,708,921 Parent Common Shares reserved for issuance upon exercise of options issued pursuant to a Parent Stock Plan. All the issued and outstanding Parent Common Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Parent may vote are issued or outstanding. Other than the Parent Stock Plans, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Parent or its Subsidiaries to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities.

(b) There are no voting trusts, shareholder agreements, proxies or other agreements in effect pursuant to which Parent or any of its Subsidiaries has a contractual or other obligation to the voting or transfer of the Parent Common Shares or other equity interests of Parent.

(c) Parent owns, directly or indirectly, all the issued and outstanding shares of capital stock or other equity ownership interests of each of the Parent Subsidiaries, free and clear of any Liens, and all such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Parent Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

4.3 Authority; No Violation.

(a) Each of Parent and Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of each of Parent and Merger Sub. The Board of Directors of Parent has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Parent and its shareholders, and has directed that this Agreement and the transactions contemplated hereby be submitted to its shareholders for approval at a duly held meeting of such shareholders and has adopted resolutions to the foregoing effect. The Board of Directors of Merger Sub has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Merger Sub and its shareholder, and has adopted a resolution to the foregoing effect. The sole shareholder of Merger Sub has approved this Agreement and the transactions contemplated hereby at a duly held meeting or by written consent. Except for the approval of (i) (x) (1) the issuance of Parent

Common Shares pursuant to this Agreement, (2) the election of 4 current directors of the Company to the Board of Directors of Parent, in each case, effective as of the Effective Time and (3) an increase in the maximum aggregate compensation for the Board of Directors of Parent to provide for compensation for the directors elected in accordance with clause (2) for the period from the Effective Time until the first annual general meeting of Parent following the Effective Time and (y) the amendment of Parent’s Articles of Association to increase the share capital of Parent by, in the case of (x), a majority of votes cast and, in the case of (y), at least two-thirds of the represented share votes and the absolute majority of the represented shares par value at the Parent Meeting (the “Requisite Parent Vote”), and (ii) the amendment of Parent’s Articles of Association to change Parent’s name in accordance with Section 6.22 by a majority of votes cast with respect to such amendment, no other corporate proceedings on the part of either Parent or Merger Sub are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and (assuming due authorization, execution and delivery by the Company) constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions). The Parent Common Shares to be issued in the Merger will have been validly authorized immediately prior to the Effective Time and, when issued, will be validly issued, fully paid and nonassessable, and no current or past shareholder of Parent will have any preemptive right or similar rights in respect thereof.

(b) Neither the execution and delivery of this Agreement by each of Parent and Merger Sub, nor the consummation by each of Parent and Merger Sub of the transactions contemplated hereby, nor compliance by each of Parent and Merger Sub with any of the terms or provisions hereof, will (i) violate any provision of the organizational documents of Parent or Merger Sub, as applicable, or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained and/or made, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent, Merger Sub or any of their Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent, Merger Sub or any of their Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which Parent, Merger Sub or any of their Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations which would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Parent.

4.4 Consents and Approvals. Except for (i) the filing of applications, filings and notices with the applicable Governmental Entities (including with Insurance Regulators under applicable Insurance Laws), as applicable, set forth in Section 4.4 of the Parent Disclosure Schedule and, where noted therein, the approval of such applications, filings and notices, (ii) the filing with the SEC of the Joint Proxy Statement and the S-4 in which the Joint Proxy Statement will be included as a prospectus, and declaration of effectiveness of the S-4, (iii) the filing of the Certificate of Merger with the New Jersey Secretary pursuant to the NJBCA, (iv) the filing of any notices or other filings under the HSR Act and (v) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the Parent Common Shares pursuant to this Agreement and the approval of the listing of such Parent Common Shares on the NYSE, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by each of Parent and Merger Sub of this Agreement or (B) the consummation by each of Parent and Merger Sub of the Merger and the other transactions contemplated hereby. As of the date hereof, neither Parent nor Merger Sub is aware of any reason why all necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger on a timely basis.

4.5 Reports.

(a) Parent and each of its Subsidiaries have filed (or furnished, as applicable) in material compliance with applicable law or regulation all material reports, statements, documents, registrations, filings or submissions, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2012 with any Regulatory Agency, including any material report, statement, document, registration, filing or submission required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith. Except for examinations of Parent and its Subsidiaries conducted by a Governmental Entity in the ordinary course of business, no Governmental Entity has initiated or has pending any proceeding or, to the knowledge of Parent, investigation into the business or operations of Parent or any of its Subsidiaries since January 1, 2012. Except as would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Parent, there (x) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Parent or any of its Subsidiaries, and (y) have been no unresolved formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Parent or any of its Subsidiaries since January 1, 2012.

(b) An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Parent or any of its Subsidiaries pursuant to the Securities Act or the Exchange Act, as the case may be, since January 1, 2013 (the “Parent SEC Reports”) is publicly available. No such Parent SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Parent SEC Reports filed or furnished under the Securities Act and the Exchange Act complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Parent has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from, or material unresolved issues raised by, the SEC with respect to any of the Parent SEC Reports.

4.6 Financial Statements.

(a) The financial statements of Parent and its Subsidiaries included (or incorporated by reference) in the Parent SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Parent and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP, consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Parent and its Subsidiaries have been, since January 1, 2012, and are being maintained in all material respects in accordance with GAAP, and any other applicable legal and accounting requirements. PricewaterhouseCoopers LLP has not resigned (or informed Parent that it intends to resign) or been dismissed as independent public accountants of Parent as a result of or in connection with any disagreements with Parent on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) None of Parent, Merger Sub or any of their respective Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for (i) those liabilities that are reflected or reserved against on the consolidated balance sheet of Parent included in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 (including any notes thereto), (ii) liabilities incurred in the ordinary course of business consistent with past practice since March 31, 2015 or in connection with this Agreement and the transactions contemplated hereby or (iii) liabilities that are not material to Parent and its Subsidiaries, taken as a whole.

(c) The records, systems, controls, data and information of Parent and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Parent or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Parent. Parent (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Parent, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Parent by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to Parent’s outside auditors and the Audit Committee of Parent’s Board of Directors (x) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information, and (y) to the knowledge of Parent, any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting. Copies of any such disclosures were made in writing by management to Parent’s auditors and Audit Committee and a copy has previously been made available to the Company. To the knowledge of Parent, there is no reason to believe that Parent’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, prior to the Closing Date.

(d) Since January 1, 2012, (i) none of Parent, Merger Sub or any of their respective Subsidiaries, nor, to the knowledge of Parent, any director, officer, auditor, accountant or representative of Parent, Merger Sub or any of their respective Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or, to the knowledge of Parent, oral, regarding the accounting, auditing or actuarial practices, procedures, methodologies or methods (including with respect to reserves) of Parent, Merger Sub or any of their respective Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or written claim that Parent, Merger Sub or any of their respective Subsidiaries has engaged in questionable accounting, auditing or actuarial practices, and (ii) no attorney representing Parent, Merger Sub or any of their respective Subsidiaries, whether or not employed by Parent, Merger Sub or any of their respective Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Parent, Merger Sub or any of their respective officers, directors or employees to the Board of Directors of either Parent or Merger Sub or any committee thereof or to the knowledge of Parent, to any director or officer of Parent or Merger Sub.

(e) The annual statutory statements for each of the years ended December 31, 2012, December 31, 2013 and December 31, 2014, and quarterly statutory statements for the quarter ended March 31, 2015, in each case, as filed with the Insurance Regulator of the jurisdiction in which the applicable Parent Insurance Subsidiary is domiciled or commercially domiciled (collectively, the “Parent SAP Statements”), with respect to each of the Parent Insurance Subsidiaries, were prepared in all material respects in conformity with SAP applied on a consistent basis and present fairly, in all material respects, to the extent required by and in conformity with SAP, the statutory financial condition of such Parent Insurance Subsidiary at the respective dates and the results of operations, changes in statutory capital and surplus and cash flow of such Parent Insurance Subsidiary for each of the periods then ended. The Parent SAP Statements were filed with the applicable Insurance Regulator in a timely fashion on forms prescribed or permitted by such Insurance Regulator. No deficiencies or violations material to the financial condition of any of the Parent Insurance Subsidiaries, either individually or in the aggregate, have been asserted in writing by any Insurance Regulator that have not been cured or otherwise resolved to the satisfaction of such Insurance Regulator. The quarterly and annual statements of each Parent Insurance Subsidiary filed on or after the date of this Agreement and prior to the Closing, when filed with the applicable Insurance Regulators of the applicable jurisdictions, will present fairly in all material respects, to the extent required by and in conformity with SAP, the statutory financial condition of such Parent Insurance Subsidiary at the respective dates indicated and the results of operations, changes in capital and surplus and cash flow of such Parent Insurance Subsidiary for each of the periods therein specified (subject to normal year-end adjustments) and will be filed in a timely fashion on forms prescribed or permitted by the relevant Insurance Regulator. Since the year ended December 31, 2013, the annual consolidated balance sheets (statutory basis) and consolidated statements of operations (statutory basis) included in the Parent SAP Statements have been audited by PricewaterhouseCoopers LLP.

(f) The reserves for claims, losses (including incurred but not reported losses) and loss adjustment expenses (whether allocated or unallocated), as reflected in each of the Parent SEC Reports and Parent SAP Statements, (i) were established at levels consistent in all material respects with generally accepted actuarial standards consistently applied and fairly stated in accordance with sound actuarial principles, (ii) were computed on the basis of methodologies consistent in all material respects with those used in computing the corresponding reserves in the prior fiscal years, and (iii) were in compliance in all material respects with the requirements of all applicable Insurance Laws with respect to the establishment of reserves. The provision for uncollectible reinsurance as reflected in each of the Parent SEC Reports (x) was computed on the basis of methodologies consistent in all material respects with those used in computing the corresponding provisions in the prior fiscal years, and (y) was established in all material respects in accordance with GAAP.

4.7 Broker’s Fees. None of Parent, Merger Sub or any of their respective Subsidiaries, nor any of their respective officers or directors, have employed any broker, finder or financial advisor, or incurred any liability for any broker’s fees, commissions or finder’s fees, in each case, in connection with the Merger or related transactions contemplated by this Agreement, other than Morgan Stanley & Co. LLC (“Morgan Stanley”).

4.8 Absence of Certain Changes or Events. Since December 31, 2014, no event or events have occurred that have had or would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Parent. Since December 31, 2014, Parent, Merger Sub and their respective Subsidiaries have carried on their respective businesses in the ordinary course.

4.9 Legal and Regulatory Proceedings.

(a) None of Parent, Merger Sub or any of their respective Subsidiaries is a party to any, and there are no pending or, to Parent’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Parent, Merger Sub or any of their respective Subsidiaries or any of their current or former directors or executive officers (i) that would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Parent, or (ii) of a material nature challenging the validity or propriety of this Agreement.

(b) There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Parent, Merger Sub, any of their respective Subsidiaries or the assets of Parent, Merger Sub or any of their respective Subsidiaries that is material to Parent and its Subsidiaries, taken as a whole.

4.10 Taxes and Tax Returns.

(a) (i) Each of Parent and its Subsidiaries has duly and timely filed (taking into account all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects; (ii) neither Parent nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return; (iii) all material Taxes of Parent and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid; (iv) each of Parent and its Subsidiaries has collected or withheld all material Taxes required to have been collected or withheld and to the extent required by applicable law have paid such amounts to the proper governmental authority or other person; (v) neither Parent nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect; (vi) the material income Tax Returns of Parent and its Subsidiaries for all years up to and including December 31, 2011 have been examined by the relevant Tax authority or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired; (vii) no deficiency with respect to a material amount of Taxes has been proposed, asserted or assessed against Parent or any of its Subsidiaries; (viii) there are no pending or threatened in writing disputes, claims, audits, examinations or other proceedings regarding any material Taxes of Parent and its Subsidiaries or the assets of Parent and its Subsidiaries; (ix) in the last six (6) years, neither Parent nor any of its Subsidiaries has been informed in writing by any jurisdiction that the jurisdiction believes that Parent or any of its Subsidiaries was required to file any Tax Return that was not filed; (x) Parent has made available to the Company true, correct, and complete copies of any ruling requests to a Tax authority, technical advice memorandum received from a Tax authority, voluntary compliance program statement or similar agreement, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six (6) years; (xi) Parent and each of its Subsidiaries has systems, processes and procedures in place in order to materially comply with Sections 1471 through 1474 (FATCA) of the Code and any similar provision of foreign law; (xii) there are no Liens for material Taxes (except Taxes not yet due and payable) on any of the assets of Parent or any of its Subsidiaries; (xiii) neither Parent nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Parent and its Subsidiaries); (xiv) neither Parent nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Parent or one of its Subsidiaries) or (B) has any liability for the Taxes of any person (other than Parent or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise; (xv) neither Parent nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code; and (xvi) neither Parent nor any of its Subsidiaries has participated in or been a party to any “listed transaction” or “prohibited reportable transaction” (each as defined in Section 4965(e) of the Code).

(b) Parent and its Subsidiaries have made adequate provision as of March 31, 2015 (in accordance with GAAP and SAP) for any material Taxes that were not yet due and payable for all taxable periods, or portions thereof, prior to the date thereof.

4.11 Compliance with Applicable Law.

(a) Except as would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Parent, the businesses (including the appointment of Agents) of each of the Parent and its Subsidiaries have not, since January 1, 2012, been, and are not being, conducted in violation of any federal, state, local or foreign law, or any rule, regulation, agency requirement or published interpretation of any Governmental Entity. Without limiting the generality of the foregoing, since January 1, 2012, each Parent Insurance Subsidiary and, to the knowledge of Parent and except as would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Parent, its Agents have marketed, sold and issued insurance products in compliance in all material respects with Insurance Laws applicable to the business of such Parent Insurance Subsidiary and in the respective jurisdictions in which such products have been marketed, sold and issued. Except as would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Parent, to the knowledge of Parent, Parent and the Parent Insurance Subsidiaries have not received, since January 1, 2012, any written notice or communication of any instance of non-compliance with any such law, or any rule, regulation, agency requirement or published interpretation of any Governmental Entity that has not been cured as of the date of this Agreement. Except as would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Parent, each of Parent and its Subsidiaries has obtained and is in compliance with all Licenses necessary to conduct its business as presently conducted (and has paid all fees and assessments due and payable in connection therewith).

(b) Parent, Merger Sub and their respective Subsidiaries are, and since January 1, 2012 have been, conducting operations at all times in compliance in all material respects with applicable Anti-Money Laundering Laws, Anti-Corruption Laws and Sanctions.

4.12 Certain Contracts.

(a) Each contract, agreement, arrangement, commitment or understanding (whether written or oral) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries is bound as of the date hereof has been filed as an exhibit to the most recent Annual Report on Form 10-K filed by Parent, or a Quarterly Report on Form 10-Q or Current Report on Form 8-K subsequent thereto (each, a “Parent Contract”), and, to the knowledge of Parent, there has been no violation of any Parent Contract by any of the other parties thereto that would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on Parent.

(b) In each case, except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Parent, (i) each Parent Contract is valid and binding on Parent or one of its Subsidiaries, as applicable, and the applicable counterparty or counterparties and is in full force and effect, (ii) Parent or, as applicable, each of its Subsidiaries has performed all obligations required to be performed by it prior to the date hereof under each Parent Contract, (iii) to Parent’s knowledge, each third-party counterparty to each Parent Contract has performed all obligations required to be performed by it prior to the date hereof under such Parent Contract and (iv) no event or condition exists which constitutes or, after notice or lapse of time, or both, will constitute, a default on the part of Parent or any of its Subsidiaries under any such Parent Contract.

4.13 Agreements with Regulatory Agencies. Neither Parent nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or since January 1, 2012, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity, specific to Parent or its Subsidiaries, that, in each of any such cases, currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its risk management policies, its management or its business (each, whether or not set forth in the Parent Disclosure Schedule, a “Parent Regulatory Agreement”), nor has Parent or any of its Subsidiaries been advised in writing or, to Parent’s knowledge, orally, since January 1, 2012, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Parent Regulatory Agreement.

4.14 Environmental Matters. Except as would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Parent, Parent and its Subsidiaries are in compliance, and since January 1, 2012, have complied, with any Environmental Laws and have not incurred any liabilities under Environmental Laws. There are no pending or, to the knowledge of Parent, threatened legal, administrative, arbitral or other judicial proceedings, claims or actions, or, to the knowledge of Parent, any private environmental investigations or remediation activities or governmental investigations of any nature, in each case, seeking to impose on Parent or any of its Subsidiaries, or that could reasonably be likely to result in the imposition on Parent or any of its Subsidiaries of, any material liability or obligation arising under any Environmental Law. To the knowledge of Parent, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any material liability or obligation. Parent is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, Governmental Entity, Regulatory Agency or third party imposing any liability or obligation with respect to any Environmental Law, except for any such agreement, order, judgment, decree, letter agreement or memorandum of agreement that would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Parent.

4.15 Insurance Maintained by Parent. Parent and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Parent reasonably has determined to be prudent and consistent with industry practice, and neither Parent nor any of its Subsidiaries has received notice to the effect that any of them are in default under any material insurance policy. Each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Parent and its Subsidiaries, Parent or the relevant Subsidiary thereof is the sole beneficiary of such policies. All premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion, with such exceptions that would not, either individually or in the aggregate, be material to Parent and its Subsidiaries, taken as a whole.

4.16 Derivatives. All Derivative Contracts entered into for the account of or guaranteed by Parent or any of its Subsidiaries were entered into in the ordinary course of business and in accordance in all material respects with applicable rules, regulations and policies of any Regulatory Agency with jurisdiction over Parent or any such Subsidiary and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Parent or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions). Parent and each of its Subsidiaries have duly performed in all material respects all their material obligations thereunder to the extent that such obligations to perform have accrued, and, to Parent’s knowledge, there are no material breaches, violations or defaults or bona fide allegations or assertions of such by any party thereunder. The financial position of Parent and its Subsidiaries on a consolidated basis under or with respect to each such Derivative Contract has been reflected in its books and records and the books and records of such Subsidiaries, in each case, in accordance with GAAP consistently applied.

4.17 Insurance Matters.

(a) To the knowledge of Parent, since January 1, 2012, at the time each agent, representative, producer, reinsurance intermediary, wholesaler, third-party administrator, distributor, broker, employee or other person authorized to sell, produce, manage or administer products on behalf of any Parent Insurance Subsidiary (“Parent Agent”) wrote, sold, produced, managed, administered or procured business for a Parent Insurance Subsidiary, except as would not be material to Parent, such Parent Agent was, at the time the Parent Agent wrote or sold business, duly licensed for the type of activity and business written, sold, produced, managed, administered or produced. Each of the contracts, agreements or arrangements between a Parent Insurance Subsidiary and any Parent Agent who has sold, underwritten, produced, managed, administered or issued business for or on behalf of such Parent Insurance Subsidiary is, except as would not be material to Parent, valid, binding and in full force and effect in accordance with its terms. As of the date of this Agreement, no Parent Agent individually accounting for 5% or more of the total gross GAAP premiums of all Parent Insurance Subsidiaries for the year ended December 31, 2014 has indicated to Parent or any Parent Insurance Subsidiary in writing that such Parent Agent will be unable or unwilling to continue its relationship as a Parent Agent with any Parent Insurance Subsidiary within twelve (12) months after the date of this Agreement. To the knowledge of Parent, as of the date of this Agreement, no Parent Agent has been since January 1, 2012, or is currently, in violation (or with or without notice or lapse of time or both, would be in violation), in any material respect, of any term or provision of any law, rule or regulation applicable to such Parent Agent’s writing, sale, management, administration or production of insurance or other business for any Parent Insurance Subsidiary, that is reasonably likely to be material to Parent. To the knowledge of Parent, each Parent Agent was appointed by Parent or Parent Insurance Subsidiary in compliance in all material respects with applicable Insurance Laws and all processes and procedures undertaken with respect to such Parent Agent were undertaken in compliance, in all material respects, with applicable Insurance Laws.

(b) Since January 1, 2012, Parent and the Parent Insurance Subsidiaries have made all required notices, submissions, reports or other filings under applicable insurance holding company statutes, and all contracts, agreements, arrangements and transactions in effect between any Parent Insurance Subsidiary and any affiliate are in compliance in all material respects with the requirements of all applicable insurance holding company statutes, except where the failure to make any such notices, submissions, reports, or other filings, or any non-compliance with such statutes, would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Parent.

4.18 Reinsurance and Coinsurance.

(a) To the knowledge of Parent, all reinsurance or coinsurance, ceded or assumed, treaties or agreements, including retrocessional agreements, under which any Parent Insurance Subsidiary has any existing rights, obligations or liabilities (including all amendments, extensions, renewals, guaranties, modifications, waivers, supplements and other agreements, if any, related thereto, “Parent Reinsurance Agreements”) are, as of the date of this Agreement, in full force and effect, except where the failure to be in full force and effect would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Parent.

(b) Neither Parent nor any Parent Subsidiary nor, to the knowledge of Parent, any other party to a Parent Reinsurance Agreement is in breach of or in default under any Parent Reinsurance Agreement, and, to the knowledge of Parent, no event has occurred which, with the passage of time or the giving of notice, or both, would constitute a default thereunder by Parent or the Parent Subsidiary party thereto or by any other party thereto, except for such breaches and defaults as would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Parent. The execution, delivery and performance of this Agreement by Parent and the consummation of the Merger and the other transactions contemplated hereby will not violate, or result in a right to terminate, recapture, rescind or modify, any Parent Reinsurance Agreement or any coverage provided by any party thereto, except as would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Parent.

(c) In those instances in which a Parent Insurance Subsidiary is a cedent, neither Parent nor such Parent Insurance Subsidiary has received any written notice that the financial condition of any other party to any Parent Reinsurance Agreement is impaired with the result that a default thereunder may be reasonably anticipated, except in those instances in which such default would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Parent, and, to the knowledge of Parent, no counterparty to a Parent Reinsurance Agreement is insolvent or the subject of a rehabilitation, liquidation, receivership or similar proceeding.

(d) Each Parent Reinsurance Agreement is (assuming due power and authority of, and due execution and delivery by, the other party or parties thereto) valid and binding upon Parent or the Parent Insurance Subsidiary party thereto and, to the knowledge of Parent, each other party thereto (except as may be limited by the Enforceability Exceptions), except for such failures to be valid and binding as would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Parent.

4.19 Forms and Rates. Except as would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Parent, (i) all insurance contracts, policies, binders, slips, certificates and other agreements of insurance (including all applications, supplements, endorsements, riders and ancillary agreements in connection therewith) issued by the Parent Insurance Subsidiaries and any and all marketing materials related thereto are, to the extent required under applicable Insurance Laws, on forms approved by the applicable Regulatory Agency that have been filed and, as appropriate, either approved or not objected to by such Regulatory Agency within the period provided for objection and such forms comply with the Insurance Laws applicable thereto; (ii) with respect to premium rates established by the Parent Insurance Subsidiaries that are required to be filed with or approved by the applicable Regulatory Agency, the rates have been so filed or approved, the premiums charged conform thereto, and such premiums comply with the Insurance Laws applicable thereto; and (iii) all such insurance contracts, policies and marketing materials comply with applicable Insurance Laws and have been administered by the Parent Insurance Subsidiaries in accordance with applicable Insurance Laws and the terms of the applicable insurance contracts.

4.20 Reports of Examination. To the knowledge of Parent, no Insurance Regulator that noted any deficiencies or violations in any reports of examination since January 1, 2012 has advised Parent or the applicable Parent Insurance Subsidiary of any intention to commence any material regulatory proceeding or to otherwise take any material disciplinary action against such Parent Insurance Subsidiary based upon such deficiencies or violations.

4.21 Parent Information. The information relating to Parent and its Subsidiaries that is provided by Parent or its representatives for inclusion in (a) the Joint Proxy Statement, on the date it (or any amendment or supplement thereto) is first mailed to holders of Company Common Stock and at the time of the Company Meeting, (b) the S-4, when it or any amendment thereto becomes effective under the Securities Act, (c) the documents and financial statements of Parent incorporated by reference in the Joint Proxy Statement, the S-4 or any amendment or supplement thereto or (d) any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Joint Proxy Statement relating to Parent and its Subsidiaries and other portions within the reasonable control of Parent will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information provided or supplied by or on behalf of the Company or its Subsidiaries for inclusion in the Joint Proxy Statement or the S-4.

4.22 Financing. Parent has, or will have available to it on or prior to the Closing Date, all funds necessary to satisfy its obligations hereunder.

4.23 No Other Representations or Warranties.

(a) Except for the representations and warranties made by each of Parent and Merger Sub in this Article IV, none of Parent, Merger Sub or any other person makes any express or implied representation or warranty with respect to Parent, Merger Sub, their respective Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and each of Parent and Merger Sub hereby disclaims any such other representations or warranties.

(b) Each of Parent and Merger Sub acknowledges and agrees that neither the Company nor any other person has made or is making any express or implied representation or warranty other than those contained in Article III.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Conduct of Business of the Company Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the Company Disclosure Schedule), required by law, regulation or mandatory policies imposed by any Governmental Entity or as consented to in writing by Parent (such consent not to be unreasonably withheld), (a) the Company shall, and shall cause its Subsidiaries to, (i) conduct its business in the ordinary course in all material respects and (ii) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships, and (b) each of Parent and the Company shall, and shall cause their respective Subsidiaries to, take no action that would reasonably be likely to adversely affect or delay the ability to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its respective covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

5.2 Company Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in Section 5.2 of the Company Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law, regulation or mandatory policies imposed by any Governmental Entity, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent (such consent not to be unreasonably withheld):

(a) other than in the ordinary course of business, incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person (other than any Company Subsidiary listed on Section 3.1(b) of the Company Disclosure Schedule);

(b) (i) adjust, split, combine or reclassify any capital stock;

(ii) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) regular quarterly cash dividends (and, with respect to Company Equity Awards or Company Deferred Units, as and if applicable, dividend equivalents) by the Company at a rate not in excess of $0.57 per share of Company Common Stock, as increased in the discretion of the Company’s Board of Directors by not more than $0.07 per share in respect of dividends declared after December 31, 2015, (B) dividends paid by any Company Subsidiary to the Company or any of its wholly owned Subsidiaries or (C) the acceptance of shares of Company Common Stock as payment for the exercise price of Company Stock Options or for withholding taxes incurred in connection with the exercise of Company Stock Options or the vesting or settlement of Company Equity Awards or Company Deferred Units, in each case in accordance with past practice and, if applicable, the terms of the applicable award agreements, Company Stock Plan or Company Non-Qualified Plan);

(iii) grant any stock options, stock appreciation rights, performance units, restricted stock units, restricted shares or other equity-based awards or interests, or grant any person any right to acquire any shares of its capital stock; or

(iv) issue, sell or otherwise permit to become outstanding any additional shares of capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants or other rights of any kind to acquire any shares of capital stock, except for the issuance of shares upon the exercise of Company Stock Options or the vesting or settlement of Company Equity Awards or Company Deferred Units;

(c) sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity other than a wholly owned Company Subsidiary, or cancel, release or assign any indebtedness to any such person, in each case, other than in the ordinary course of business;

(d) acquire assets with a value or purchase price in the aggregate in excess of $5,000,000 in any transaction or series of related transactions, other than acquisitions of Investment Assets in the ordinary course of the Company’s or any of its Subsidiaries’ investment operations that are in accordance with the investment guidelines as in effect as of the date of this Agreement of the Company or such Subsidiary, as applicable;

(e) other than loans, advances, guarantees or capital contributions to or investments in any person made in the ordinary course of the Company’s or any of its Subsidiaries’ investment operations consistent with past practice, make any loans, advances, guarantees or capital contributions to or investments in any person (other than the Company or any Company Subsidiary listed on Section 3.1(b) of the Company Disclosure Schedule; provided that the Company shall consult with Parent prior to making any loan, advance or capital contribution to or investment in any Subsidiary that would decrease the cash and liquid assets owned and held by the Company) in excess of $1,000,000 in the aggregate;

(f) make, or commit to make, any capital expenditures in excess of $5,000,000 in the aggregate;

(g) (i) terminate, materially amend, or waive any material provision of, any Company Contract, or make any change in any instrument or agreement governing the terms of any of its securities, or (ii) enter into any contract that would constitute a Company Contract if it were in effect on the date of this Agreement;

(h) except as required under applicable law or the terms of any Company Benefit Plan existing as of the date hereof, (i) enter into, adopt or terminate any employee benefit or compensation plan, program, policy or arrangement for the benefit of any current or former employee, officer, director or consultant (who is a natural person), (ii) amend any employee benefit or compensation plan, program, policy or arrangement for the benefit of any current or former employee, officer, director or consultant (who is a natural person), (iii) increase the compensation or benefits payable to any current or former employee, officer, director or consultant (who is a natural person), (iv) pay or award, or commit to pay or award, any bonuses or incentive compensation, (v) grant or accelerate the vesting of any equity-based awards or other compensation, (vi) enter into any new, or amend any existing, employment, severance, change in control, retention, bonus guarantee, or collective bargaining agreement or arrangement, (vii) fund any rabbi trust, (viii) terminate the employment or services of any employee in Salary Band 12 or above, other than for cause or for performance-related reasons, or (ix) hire any employee with a base salary greater than $275,000, and excluding, for the avoidance of doubt, any agent;

(i) settle any material claim, suit, action or proceeding relating to claims made under any insurance contracts, policies, binders, slips, certificates and other agreements of insurance issued by the Company Insurance Subsidiaries, except in the ordinary course of business;

(j) settle any material claim, suit, action or proceeding (other than claims, suits, actions or proceedings described in Section 5.2(i)), except in the ordinary course of business and in an amount and for consideration not in excess of $5,000,000 individually or $10,000,000 in the aggregate or that would not impose any material restriction or cost on the business of it or its Subsidiaries or the Surviving Corporation or affect the Merger and the other transactions contemplated hereby;

(k) except in the ordinary course of business consistent with past practice and except between or among the Company and its Subsidiaries, enter into any new Reinsurance Agreement or other reinsurance transaction; it being understood that nothing in this Section 5.2(k) shall restrict or prohibit the Company or any of its Subsidiaries from modifying, terminating or extending, in the ordinary course of business consistent with past practice, any Reinsurance Agreement that is in effect as of the date of this Agreement;

(l) make any filings with any Governmental Entity relating to the withdrawal or surrender of any License held by the Company or any of its Subsidiaries, or the withdrawal by any of the Company or any of its Subsidiaries from any lines or kinds of business;

(m) amend the Company Certificate, Company Bylaws or comparable governing documents of its Significant Subsidiaries (as such term is defined in Rule 1-02 of Regulation S-X promulgated under the Exchange Act);

(n) merge or consolidate itself or any of its Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries;

(o) take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law;

(p) except in the ordinary course of business consistent with past practice or as may be required by (or, in the reasonable good faith judgment of the Company, advisable under) GAAP, applicable SAP, any Governmental Entity or applicable laws, rules or regulations, alter or amend in any material respect any existing underwriting, reserving, hedging, marketing, pricing, risk management, reinsurance, claim handling, loss control, investment, or actuarial practice guideline or policy of the Company or any Company Insurance Subsidiary, or any material assumption underlying an actuarial practice or policy;

(q) enter into or engage in (through acquisition, product extension or otherwise) the business of selling any products or services materially different from products or services of the Company and its Subsidiaries as of the date of this Agreement or enter into or engage in new lines of business (as such term is defined in the National Association of Insurance Commissioners’ instructions for the preparation of the annual statement form or in comparable instructions of the relevant Insurance Regulator);

(r) other than in the ordinary course of business consistent with past practice, make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or materially change any Tax accounting method, file any amended Tax Return, enter into any closing agreement with respect to Taxes, or settle any material Tax claim, audit, assessment or dispute or surrender any right to claim a refund of a material amount of Taxes;

(s) knowingly take, or, to the extent feasible, fail to prevent, any action that is intended to or would reasonably be likely to adversely affect or materially delay the ability of (i) Parent, the Company or any of their respective Subsidiaries to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby or (ii) the Company to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby or thereby; or

(t) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors body in support of, any of the actions prohibited by this Section 5.2.

5.3 Parent and Merger Sub Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in Section 5.3 of the Parent Disclosure Schedule, as expressly contemplated or permitted by this Agreement, or as required by law, regulation or mandatory policies imposed by any Governmental Entity, each of Parent and Merger Sub shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of the Company (such consent not to be unreasonably withheld):

(a) adjust, split, combine or reclassify any capital stock;

(b) amend the Parent’s Articles of Association or Organizational Regulations, or the organizational documents of any of its Subsidiaries, in a manner that would materially and adversely affect the economic benefits of the Merger to the holders of Company Common Stock or adversely affect the holders of Company Common Stock relative to holders of Parent Common Shares or that would materially impede Parent’s ability to consummate the transactions contemplated by this Agreement on a timely basis;

(c) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) regular quarterly cash dividends by Parent at a rate not in excess of $0.67 per Parent Common Share, as increased in the discretion of Parent’s Board of Directors by not more than $0.04 per share in respect of dividends declared after Parent’s 2016 Annual General Meeting, (B) dividends paid by any Parent Subsidiary to the Parent or any of its wholly owned Subsidiaries, (C) the acceptance of Parent Common Shares as payment for the exercise price of, for withholding taxes incurred in connection with the exercise of or the vesting or settlement of, as applicable, Parent equity-based awards, in each case in accordance with past practice and the terms of the applicable award agreements and plan documents or (D) repurchases of Parent Common Shares in the ordinary course of business consistent with past practices (including as to volume) at then-prevailing market prices pursuant to Parent’s share repurchase program as in effect from time to time);

(d) except as may be required by applicable law, regulation or mandatory policies imposed by any Governmental Entity, (i) take any action that would reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated by this Agreement, or (ii) take, or omit to take, any action where such action or omission is reasonably likely to result in any of the conditions to the Merger set forth in Article VII not being satisfied; or

(e) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 5.3.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Regulatory Matters.

(a) Parent and the Company shall promptly prepare and file with the SEC, no later than forty-five (45) days after the date of this Agreement, the Joint Proxy Statement, and Parent shall promptly prepare and file with the SEC the S-4, in which the Joint Proxy Statement will be included as a prospectus. Each of Parent and the Company shall use its reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and each of the Company and Parent shall thereafter mail or deliver the Joint Proxy Statement to its shareholders. Parent shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and the Company shall furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action.

(b) The parties hereto shall cooperate with each other and use their respective reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and Governmental Entities. Without limiting the generality of the foregoing, as soon as practicable and in no event later than sixty (60) days after the date of this Agreement, Parent and the Company shall, and shall cause their respective Subsidiaries to, each prepare and file any applications, notices and filings required in order to obtain the Requisite Regulatory Approvals. Parent and the Company shall each use, and shall each cause their applicable Subsidiaries to use, their respective reasonable best efforts to obtain each such Requisite Regulatory Approval as promptly as reasonably practicable. The parties shall cooperate with each other in connection therewith (including the furnishing of any information and any reasonable undertaking or commitments that may be required to obtain the Requisite Regulatory Approvals). Parent and the Company shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to the Company or Parent, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. Each party will provide the other with copies of any applications and all correspondence relating thereto prior to filing, other than any portions of material filed in connection therewith that contain competitively sensitive business or other proprietary information filed under a claim of confidentiality and subject to applicable laws relating to the exchange of information. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement, and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein. Each party shall consult with the other in advance of any meeting or conference with any Governmental Entity in connection with the transactions contemplated by this Agreement, and to the extent permitted by such Governmental Entity, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences.

(c) Each of Parent and the Company shall use its reasonable best efforts to avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing. Notwithstanding anything to the contrary in this Agreement, nothing contained in this Agreement shall require Parent or the Company to take, or commit to take, any action or agree to any condition or restriction that would reasonably be likely to have a material and adverse effect on Parent and its Subsidiaries, taken as a whole, giving effect to the Merger (with such materiality measured on a scale relative to the Company and its Subsidiaries, taken as a whole) (a “Materially Burdensome Regulatory Condition”).

(d) Parent and the Company shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. Each of Parent and the Company agrees, as to itself and its Subsidiaries, (i) that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the S-4 will, at the time the S-4 and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Joint Proxy Statement and any amendment or supplement thereto will, at the date of mailing to shareholders and at the time of the Company Meeting and the Parent Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which such statement was made, not misleading. Each of Parent and the Company further agrees that if it becomes aware that any information furnished by it would cause any of the statements in the S-4 or the Joint Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the S-4 or the Joint Proxy Statement.

(e) Parent and the Company shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will not be timely received.

(f) The Company shall deliver to Parent, prior to the Closing, a statement in form and substance reasonably acceptable to Parent certifying that the Company has at no time during the past five (5) years been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

6.2 Access to Information; Cooperation.

(a) Upon reasonable notice and subject to applicable laws, the Company shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of Parent reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, personnel, information technology systems and records, and each shall reasonably cooperate with Parent in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally (including by entering into customary confidentiality, nondisclosure and similar agreements with service providers), and, during such period, the Company shall, and shall cause its Subsidiaries to, make available to Parent such information concerning its business, properties and personnel as Parent may reasonably request. Parent shall use commercially reasonable efforts to minimize any interference with the Company’s regular business operations during any such access. Upon reasonable notice and subject to applicable laws, each of Parent and the Company shall, and shall cause each of their respective Subsidiaries to, furnish or otherwise make available to the officers, employees, accountants, counsel, advisors and other representatives of the other party such information concerning its businesses as is reasonably relevant to such party and its shareholders in connection with the transactions contemplated by this Agreement. No party shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege or work-product protection of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will seek to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) Subject to applicable law, during the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, each party shall reasonably cooperate with the other party to reasonably assist each other in planning and implementing necessary and appropriate policies, procedures and other arrangements in connection with the Merger and the Surviving Corporation’s and its Subsidiaries’ becoming Subsidiaries of Parent. As necessary in connection therewith, each of Parent and the Company shall designate certain of their or their Subsidiaries’ respective employees as “Transition Coordinators” to coordinate planning and implementation contemplated by this Section 6.2(b).

(c) Within ten (10) business days of the date hereof, the Company shall provide to Parent: (i) accurate and complete copies of each Company Contract and Reinsurance Agreement in effect as of the date of this Agreement, (ii) a complete and accurate list of all Investment Assets carried on the books and records of the Company and its Subsidiaries as of March 31, 2015, (iii) copies of the investment guidelines of each Company Insurance Subsidiary as in effect as of the date of this Agreement and (iv) a complete and accurate list of all material

Registered Owned Intellectual Property, in each case listing, as applicable, (1) the name of the applicant/registrant and current owner, (2) the jurisdiction where the application/registration is located (or, for internet domain names, the applicable registrar), (3) the application or registration number, and (4) the filing date, issuance/registration/grant date (other than with respect to internet domain names) and expiration date.

(d) Each party shall hold all information furnished by or on behalf of the other party or any of its Subsidiaries or representatives pursuant to Section 6.2(a), Section 6.2(b), Section 6.2(c) or Section 6.6(d) in confidence to the extent required by, and in accordance with, the provisions of the Non-Disclosure Agreement, dated June 15, 2015, by and between Parent and the Company (the “Non-Disclosure Agreement”).

(e) No investigation by Parent, the Company or their respective representatives pursuant to this Section 6.2 shall affect or be deemed to modify or waive the representations and warranties of the other set forth herein. Nothing contained in this Agreement shall give either Parent or the Company, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.3 Shareholder Approvals.

(a) The Company shall take, in accordance with applicable law and the Company Certificate and Company Bylaws, all action necessary to convene a meeting of its shareholders (the “Company Meeting”) to be held as soon as reasonably practicable after the S-4 is declared effective for the purpose of obtaining the Requisite Company Vote required in connection with this Agreement and the Merger, and, if so desired and mutually agreed, upon other matters of the type customarily brought before an annual or special meeting of shareholders to adopt a merger agreement. The Board of Directors of the Company shall use its reasonable best efforts to obtain from the shareholders of the Company the Requisite Company Vote, including by communicating to its shareholders its recommendation (and including such recommendation in the Joint Proxy Statement) that they adopt and approve this Agreement and the transactions contemplated hereby. The Company shall engage a proxy solicitor reasonably acceptable to Parent to assist in the solicitation of proxies from shareholders relating to the Requisite Company Vote. However, subject to Sections 8.1 and 8.2, if the Board of Directors of the Company, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that, because of the receipt by the Company of an Acquisition Proposal that the Board of Directors of the Company concludes in good faith constitutes a Superior Proposal, it would violate its fiduciary duties under applicable law to continue to recommend this Agreement, then in submitting this Agreement to its shareholders, the Board of Directors of the Company may submit this Agreement to its shareholders without recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event the Board of Directors of the Company may communicate the basis for its lack of a recommendation to its shareholders in the Joint Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law; provided that the Board of Directors of the Company may not take any actions under this sentence unless (i) it gives Parent at least five (5) business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including the latest material terms and conditions and the identity of the third party in any such Acquisition Proposal, or any amendment or modification thereof) and (ii) at the end of such notice period, the Board of Directors of the Company takes into account any amendment or modification to this Agreement proposed by Parent and after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would nevertheless more likely than not result in a violation of its fiduciary duties under applicable law to continue to recommend this Agreement. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.3 and will require a new notice period as referred to in this Section 6.3.

(b) The Board of Directors of Parent has resolved to recommend to Parent’s shareholders that they approve the issuance of Parent Common Shares in connection with the Merger, and will submit to its shareholders the proposed issuance of Parent Common Shares and any other matters required to be approved by its shareholders in order to carry out the intentions of this Agreement; provided, that any amendment to the Articles of Association of Parent necessary to effect the change in the name of Parent in accordance with Section 6.22 shall be submitted to its shareholders in accordance with Section 6.22. Parent shall duly take, in accordance with applicable law and the Articles of Association of Parent, all action necessary to call, give notice of, convene and hold a meeting of its shareholders, as promptly as reasonably practicable after the S-4 is declared effective for the purpose of obtaining the Requisite Parent Vote (the “Parent Meeting”). The Board of Directors of Parent will use its reasonable best efforts to obtain from its shareholders the Requisite Parent Vote, including by communicating to its shareholders its recommendation that they approve the issuance of Parent Common Shares in connection with the Merger. Parent shall engage a proxy solicitor reasonably acceptable to Company to assist in the solicitation of proxies from shareholders relating to the Requisite Parent Vote.

(c) The Company and Parent shall cooperate to schedule and convene the Company Meeting and the Parent Meeting on the same date.

(d) The Company shall adjourn or postpone the Company Meeting, if, as of the time for which such meeting is originally scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting the Company has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Company Vote. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, the Company Meeting shall be convened and this Agreement shall be submitted to the shareholders of the Company at the Company Meeting, for the purpose of voting on the adoption of this Agreement and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve the Company of such obligation.

(e) Parent shall adjourn or postpone the Parent Meeting, if, on the date of such meeting, Parent has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Parent Vote. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, the Parent Meeting shall be convened and this Agreement shall be submitted to the shareholders of the Parent at the Parent Meeting, for the purpose of voting on the issuance of the Parent Common Shares in connection with the Merger and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve Parent of such obligation.

6.4 Legal Conditions to Merger. Subject in all respects to Section 6.1, each of Parent and the Company shall, and shall cause their respective Subsidiaries to, use their respective reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by the Company or Parent or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement.

6.5 Stock Exchange Listing. Parent shall cause the Parent Common Shares to be issued in the Merger to be approved for listing on the NYSE, subject to official notices of issuance, prior to the Effective Time.

6.6 Employee Benefit Plans.

(a) During the period commencing at the Effective Time and ending on the one-year anniversary of the Effective Time, Parent shall cause the Surviving Corporation to provide continuing employees of the Company and its Subsidiaries (each, a “Continuing Employee”) with (i) an annual base salary or wage rate and target incentive compensation opportunities (including annual bonus and equity-based incentive compensation opportunities) that are no less favorable than the annual base salary or wage rate and target incentive compensation opportunities (including annual bonus and equity-based incentive compensation opportunities) provided to each such Continuing Employee immediately prior to the Effective Time, and (ii) employee benefits (other than severance benefits) no less favorable in the aggregate than the employee benefits provided to the Continuing Employees immediately prior to the Effective Time. Notwithstanding anything contained herein to the contrary, (A) with respect to any Continuing Employee whose employment is terminated by Parent or any of its affiliates on or prior to the one-year anniversary of the Effective Time under circumstances that constitute an “involuntary termination” or “constructive termination” (as defined in Section 1.7 of the Company Disclosure Schedule), Parent shall provide, or cause the Surviving Corporation to provide, each such Continuing Employee with the severance payments and benefits that such Continuing Employee would have received under the Company’s Severance Plan, as amended prior to the Effective Time as set forth in Section 5.2 of the Company Disclosure Schedule (the “Severance Plan”) (and, for the avoidance of doubt, such Continuing Employee shall be credited for all service with the Company, Parent and their respective affiliates as provided in Section 6.6(b) below); provided, however, if any such Continuing Employee is entitled to severance benefits under an individual severance, employment or similar agreement, the terms of such agreement and not this Section 6.6(a) shall govern. In addition, notwithstanding anything contained herein to the contrary, during the period commencing at the Effective Time and ending on the three-year anniversary thereof Parent shall maintain, or cause the Surviving Corporation to maintain, the same Company post-retirement health, medical, and life insurance benefits as in effect immediately prior to the Effective Time (including with respect to Company-paid subsidy levels thereunder), and subject to any amendments to such plans after the Effective Time as required to comply with applicable law, which shall be implemented in a manner intended to preserve such benefits to the maximum extent possible, for the benefit of all retired employees of the Company and its Subsidiaries or beneficiaries or dependents thereof, and for the benefit of all Continuing Employees who, as of the Effective Time, were (1) hired, or deemed hired, prior to January 1, 1999, (2) would be eligible for such benefits if such Continuing Employee were to retire as of the Effective Time, or (3) could become eligible for such benefits if such Continuing Employee were to remain as a Continuing Employee during the period commencing at the Effective Time and ending on the third anniversary thereof and retire during, or at the end of, such period.

(b) With respect to any employee benefit plans of Parent or its Subsidiaries in which any Continuing Employees become eligible to participate on or after the Effective Time (the “New Plans”), Parent shall or shall cause the Surviving Corporation to (i) use reasonable best efforts to: (A) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to each such employee and his or her eligible dependents under any New Plans, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Company Benefit Plan, and (B) provide each such employee and his or her eligible dependents with credit for any co-payments or deductibles paid during the plan year in which participation under a Company Benefit Plan (to the same extent that such credit was given under the analogous Company Benefit Plan prior to the Effective Time) commences in satisfying any applicable deductible or out-of-pocket requirements under any New Plans; and (ii) recognize all service of each such employee with the Company and its Subsidiaries (and their respective predecessors, if applicable) for all purposes (including eligibility to participate, vesting, and benefit accrual, and Company-paid subsidy levels) in any New Plan to the same extent that such service was taken into account under the analogous Company Benefit Plan prior to the Effective Time; provided that the foregoing service recognition shall not apply (x) to the extent it would result in duplication of benefits for the same period of services, (y) for purposes of any New Plan that is a defined benefit pension plan or any New Plan that provides retiree welfare benefits, or (z) to any New Plan that is a frozen plan or provides grandfathered benefits.

(c) Notwithstanding anything contained herein to the contrary, with respect to any Continuing Employees who are based outside of the United States, Parent’s obligations under this Section 6.6 shall be in addition to, but not in contravention of, any obligations required by the laws of the foreign countries and political subdivisions thereof in which such Continuing Employees are based.

(d) No later than thirty (30) days following the execution of this Agreement, the Company shall make available to Parent copies of each material Foreign Company Benefit Plan, the most recent summary plan description, and the most recent actuarial valuation report, in each case, to the extent applicable.

(e) If requested by Parent in writing at least sixty (60) business days prior to the Effective Time, the Company shall cause the 401(k) plan sponsored or maintained by the

Company (the “Company 401(k) Plan”) to be terminated effective as of the day immediately prior to the Effective Time and contingent upon the occurrence of the Closing. In the event that Parent requests that any Company 401(k) Plan be terminated, (i) the Company shall provide Parent with evidence that such plan has been terminated (the form and substance of which shall be subject to reasonable review and comment by Parent) not later than two days immediately preceding the Effective Time and (ii) the Continuing Employees shall be eligible to participate, effective as of the Effective Time, in a 401(k) plan sponsored or maintained by Parent or one of its Subsidiaries (a “Parent 401(k) Plan”). Parent shall take any and all actions as may be required, including amendments to the Company 401(k) Plan and/or Parent 401(k) Plan to permit the Continuing Employees who are then actively employed to make rollover contributions to the Parent 401(k) Plan of “eligible rollover distributions” (with the meaning of Section 401(a)(31) of the Code) in the form of cash, notes (in the case of loans) or a combination thereof in an amount equal to the full account balance distributed to such Continuing Employee from the Company 401(k) Plan.

(f) Parent hereby acknowledges that a “change in control” of the Company or other event with similar import, within the meaning of the Company Benefit Plans that contain such terms will occur upon the Effective Time. Parent shall, and shall cause the Surviving Corporation to, honor, assume, fulfill and discharge the Company’s and its Subsidiaries’ obligations under the Company Benefit Plans, and to honor and effectuate the agreements and provisions set forth in Section 6.6 of the Company Disclosure Schedule, it being understood that, subject to Section 6.6(a), the foregoing shall not be construed to limit the right of the Surviving Corporation, the Company or any of its Subsidiaries or affiliates to amend or terminate any such Company Benefit Plans, to the extent permitted by the terms of such Company Benefit Plans and applicable laws.

(g) Nothing in this Agreement shall confer upon any employee, officer, director or consultant of the Company or any of its Subsidiaries or affiliates any right to continue in the employ or service of the Surviving Corporation, the Company, or any Subsidiary or affiliate thereof, or, subject to Section 6.6(a) hereof, shall interfere with or restrict in any way the rights of the Surviving Corporation, the Company, Parent or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of the Company or any of its Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause. Subject to Section 6.6(a) hereof, nothing in this Agreement shall be deemed to (i) establish, amend or modify any Company Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Surviving Corporation or any of its Subsidiaries or affiliates to amend, modify or terminate any particular Company Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of the final sentence of Section 9.11, nothing in this Agreement, express or implied, is intended to or shall confer upon any person (other than the parties hereto), other than the parties hereto, including any current or former employee, officer, director or consultant of the Company or any of its Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

6.7 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, to the extent permitted by applicable law, Parent shall cause the Surviving Corporation to indemnify and hold harmless each present and former director, officer or employee of the Company and its Subsidiaries or fiduciaries of the Company or any of its Subsidiaries under Company Benefit Plans (in each case, when acting in such capacity) (collectively, the “Company Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising in whole or in part out of (i) the fact that such person is or was a director, officer or employee of the Company or any Company Subsidiary or is or was a fiduciary of the Company or any of its Subsidiaries under Company Benefit Plans or (ii) matters, acts or omissions existing or occurring at or prior to the Effective Time, including the transactions contemplated hereby, to the same extent as such persons are indemnified as of the date of this Agreement by the Company pursuant to the Company Certificate, the Company Bylaws, the governing or organizational documents of any Company Subsidiary and any indemnification agreements in existence as of the date hereof; and Parent shall also cause the Surviving Corporation to advance expenses as incurred by such Company Indemnified Party to the same extent as such persons are entitled to advancement of expenses as of the date of this Agreement by the Company pursuant to the Company Certificate, the Company Bylaws, the governing or organizational documents of any Company Subsidiary and any indemnification agreements in existence as of the date hereof; provided that the Company Indemnified Party to whom expenses are advanced provides an undertaking (in a reasonable and customary form) to repay such advances if it is ultimately determined that such Company Indemnified Party is not entitled to indemnification.

(b) Subject to the following sentence, for a period of six (6) years after the Effective Time, Parent shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by the Company (provided, that Parent may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured) with respect to claims against the present and former officers and directors of the Company or any of its Subsidiaries arising from facts or events which occurred at or before the Effective Time (including the transactions contemplated by this Agreement); provided, however, that Parent shall not be obligated to expend, on an annual basis, an amount in excess of 300% of the aggregate annual premium paid as of the date hereof by the Company for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then Parent shall cause to be maintained policies of insurance which, in Parent’s good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap. In lieu of the foregoing, the Company may in consultation with Parent (and at the request of Parent, the Company shall use its reasonable best efforts to) obtain at or prior to the Effective Time a six-year “tail” policy under the Company’s existing directors and officers insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap.

(c) The provisions of this Section 6.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Company Indemnified Party and his or her heirs and representatives. If either Parent or the Surviving Corporation, or any of their respective successors or assigns, consolidates with or merges into any other entity and is not the continuing or surviving entity of such consolidation or merger, transfers all or substantially all of its assets or deposits to any other entity or engages in any similar transaction, then in each case, Parent or the Surviving Corporation, as the case may be, will cause proper provision to be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, will expressly assume the obligations of Parent or the Surviving Corporation, as the case may be, set forth in this Section 6.7.

6.8 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, each party to this Agreement and their respective Subsidiaries shall take, or cause to be taken, all such necessary action as may be reasonably requested by any other party, at the expense of the party who makes any such request.

6.9 Advice of Changes. Each of Parent and the Company shall promptly advise the other of any fact, change, event or circumstance known to it (i) that has had or is reasonably likely to have a Material Adverse Effect on it or (ii) which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein or that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII to be satisfied; provided, that any failure to give notice in accordance with the foregoing shall not be deemed to constitute a violation of this Section 6.9 or provide a basis for terminating this Agreement or constitute the failure of any condition set forth in Article VII to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying fact, change or circumstance would independently result in a failure of the conditions set forth in Article VII to be satisfied or provide a basis for terminating this Agreement.

6.10 Acquisition Proposals.

(a) The Company shall not, and shall cause its Subsidiaries not to, and shall use its reasonable best efforts to cause its and their officers, directors, agents, advisors and representatives (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to, (ii) engage or participate in any negotiations with any person concerning or (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to, any Acquisition Proposal; provided, that, prior to receipt of the Requisite Company Vote, in the event Company receives an unsolicited bona fide written Acquisition Proposal and the Board of Directors of the Company concludes in good faith that such Acquisition Proposal constitutes or is more likely than not to result in a Superior Proposal, it may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished nonpublic information or data and participate in such negotiations or discussions to the extent that its Board of Directors concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisors) that failure to take such actions would result in a violation of its fiduciary duties under applicable law; provided, further, that, prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, the Company shall have provided notice to Parent of its intention to provide such information, and shall have provided such information to Parent if not previously provided to Parent, and shall have entered into a non-disclosure agreement with such third party on terms no less favorable to it than the Non-Disclosure Agreement, which non-disclosure agreement shall not provide such person with any exclusive right to negotiate with the Company. The Company will, and will cause its Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person other than Parent with respect to any Acquisition Proposal. The Company will promptly (and in any event within twenty-four (24) hours) advise Parent following receipt of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, and the substance thereof (including the terms and conditions of and the identity of the person making such inquiry or Acquisition Proposal), and will promptly (and in any event within twenty-four (24) hours) advise Parent of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or Acquisition Proposal. The Company shall use its reasonable best efforts, subject to applicable law, to (x) enforce any existing non-disclosure, standstill or similar agreements to which it or any of its Subsidiaries is a party relating to an Acquisition Proposal, and (y) within ten (10) business days after the date hereof, request and confirm the return or destruction of any confidential information provided to any person (other than Parent and its affiliates) pursuant to any such non-disclosure, standstill or similar agreement. Unless this Agreement is contemporaneously terminated in accordance with its terms, the Company shall not, and shall cause its Representatives not to on its behalf, enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, or other agreement (other than a non-disclosure agreement referred to and entered into in accordance with this Section 6.10(a)) relating to any Acquisition Proposal).

(b) As used in this Agreement, “Acquisition Proposal” shall mean, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third-party indication of interest in, (i) any acquisition or purchase, direct or indirect, of twenty percent (20%) or more of the consolidated assets of the Company and its Subsidiaries (including by way of reinsurance or otherwise) or twenty percent (20%) or more of any class of equity or voting securities of the Company or its Subsidiaries whose assets, individually or in the aggregate, constitute more than twenty percent (20%) of the consolidated assets of the Company, (ii) any tender offer or exchange offer that, if consummated, would result in such third party beneficially owning twenty percent (20%) or more of any class of equity or voting securities of the Company or its Subsidiaries whose assets, individually or in the aggregate, constitute more than twenty percent (20%) of the consolidated assets of the Company, or (iii) a merger, consolidation, share exchange, other business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or its Subsidiaries whose assets, individually or in the aggregate, constitute more than twenty percent (20%) of the consolidated assets of the Company.

(c) As used in this Agreement, “Superior Proposal” means a bona fide written Acquisition Proposal that the Board of Directors of the Company concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger and the other transactions contemplated hereby, (i) after receiving the advice of its financial advisors (who shall be a nationally recognized investment banking firm), (ii) after taking into account the likelihood of consummation of such transaction on the terms set forth therein and (iii) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal (including any expense reimbursement provisions and conditions to closing) and any other relevant factors permitted under applicable law; provided that for purposes of the definition of “Superior Proposal,” the references to “20%” in the definition of Acquisition Proposal shall be deemed to be references to “a majority.”

(d) Nothing contained in this Agreement shall prevent the Company or its Board of Directors from complying with Rules 14d-9 and 14e-2 under the Exchange Act with respect to an Acquisition Proposal; provided, that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.

6.11 Public Announcements. The Company and Parent shall each use their respective reasonable best efforts (a) to develop a joint communications plan, (b) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (c) except in respect of any announcement required by (i) applicable law or regulation, (ii) a request by a Governmental Entity or (iii) an obligation pursuant to any listing agreement with or rules of any securities exchange, each of the Company and Parent agrees to consult with the other and to obtain the advance approval of the other (which approval shall not be unreasonably withheld, conditioned or delayed) before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

6.12 Change of Method. Parent may at any time change the method of effecting the transactions contemplated hereby if and to the extent requested by Parent, and the Company hereby agrees to enter into such amendments to this Agreement as Parent may reasonably request in order to give effect to such restructuring, including effecting the Merger through other wholly owned Subsidiaries of Parent; provided, however, that no such change or amendment shall (i) alter or change the amount or kind of the Merger Consideration provided for in this Agreement, (ii) adversely affect the Tax treatment of the Merger with respect to the Company’s shareholders or (iii) be reasonably likely to cause the Closing to be materially delayed or the receipt of the Requisite Regulatory Approvals to be prevented or materially delayed.

6.13 Restructuring Efforts. If the Company shall have failed to obtain the Requisite Company Vote at the duly convened Company Meeting or any adjournment or postponement thereof, each of the parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transactions provided for herein (provided, however, that no party shall have any obligation to agree to (i) alter or change any material term of this Agreement, including the amount or kind of the Merger Consideration, in a manner adverse to such party or its shareholders or (ii) adversely affect the Tax treatment of the Merger with respect to the Company’s shareholders) and/or resubmit this Agreement or the transactions contemplated hereby (or as restructured pursuant to this Section 6.13) to its shareholders for approval or adoption.

6.14 Takeover Statutes. No party shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Merger, or any of the other transactions contemplated hereby, and each party shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each party and its respective Board of Directors will grant such approvals and take such actions within its control as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.

6.15 Exemption from Liability Under Section 16(b). Prior to the Effective Time, Parent and the Company shall each take such steps as may be necessary or appropriate to cause any disposition of shares of Company Common Stock (or conversion of any derivative securities in respect of such shares of Company Common Stock) and any acquisition of Parent Common Shares (or any derivative securities in respect of Parent Common Shares) by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, or will become subject to such reporting requirements with respect to Parent, in connection with the consummation of the transactions contemplated by this Agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.16 Deregistration of Company Common Stock. Prior to the Effective Time, the Company shall cooperate with Parent and take such steps as may be necessary or appropriate on its part under the Exchange Act (including the rules and regulations promulgated thereunder) and the rules and policies of the NYSE to enable the de-listing of the Company Common Stock from the NYSE and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

6.17 Litigation and Claims. Each of Parent and the Company shall promptly notify each other in writing of any action, arbitration, audit, hearing, investigation, litigation, suit, subpoena or summons issued, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator pending or, to the knowledge of Parent or the Company, as applicable, threatened against Parent, the Company or any of their respective Subsidiaries that (a) questions or would reasonably be expected to question the validity of this Agreement or the other agreements contemplated hereby or thereby or any actions taken or to be taken by Parent, the Company or their respective Subsidiaries with respect hereto or thereto, or (b) seeks to enjoin, materially delay or otherwise restrain the transactions contemplated hereby or thereby. The Company shall give Parent the opportunity to participate at its own expense in the defense or settlement of any shareholder litigation against the Company and/or its directors or affiliates relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

6.18 Financing Cooperation.

(a) The Company shall, and shall cause each of its Subsidiaries to, and shall use its reasonable best efforts to cause its and its Subsidiaries’ respective officers, managers, employees, agents, consultants, advisors, accountants, financial advisors, legal counsel and other representatives to, provide to Parent, at Parent’s sole expense, all reasonable cooperation on a timely basis as may be reasonably requested by Parent to assist the Parent in the arrangement of any bank debt financing or any capital markets debt financing for the purposes of financing the payment of any amounts contemplated by this Agreement (the “Financing”), including the following:

(i) furnishing such financial statements and other financial data and other information relating to the Company and its Subsidiaries requested by Parent as may be reasonably necessary or advisable to consummate the Financing, including financial statements, financial data, audit reports and other information (v) reasonably necessary to assist Parent in its preparation of materials relating to the Company and its Subsidiaries for presentations to any rating agency, (w) reasonably necessary to assist Parent in the preparation of one or more confidential information memoranda, prospectuses, registration statements, offering memoranda and other marketing and syndication materials reasonably requested by Parent or any of its Subsidiaries, (x) of the type and form required by Regulation S-X and Regulation S-K under the Securities Act for a registered public offering of debt securities on Form S-3, (y) of a type and form customarily included in offerings of debt securities under Rule 144A of the Securities Act, or (z) as otherwise reasonably requested in connection with the Financing or as otherwise necessary in order to assist in receiving customary “comfort” (including “negative assurance” comfort) from independent accountants in connection with offerings of debt securities in connection with the Financing; provided that the Company’s sole obligation with respect to the preparation of any pro forma financial information and financial statements for inclusion in any confidential information memorandum, prospectus, offering memorandum or other marketing or syndication material shall be as set forth in clause (vi) of this Section 6.18(a);

(ii) using reasonable best efforts to cause its independent accountants to cooperate with Parent’s financing sources consistent with their customary practice and provide customary accountants’ “comfort letters” (including customary “negative assurances”) and customary consents to the inclusion of audit reports in marketing and syndication material in connection with the Financing;

(iii) authorizing the reasonable use by Parent and its Subsidiaries of the Company’s and its Subsidiaries’ logos for syndication and underwriting, as applicable, of the Financing (subject to advance review of and consultation with respect to such use); provided that such logos are used solely in a manner that is reasonable and customary for such purposes and that is not intended to, or reasonably likely to, harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries or any of their respective products, services or intellectual property rights;

(iv) participating in a reasonable and limited number of meetings, presentations and road shows with prospective lenders and investors and in drafting sessions and due diligence sessions, as applicable;

(v) providing customary information regarding the Company and its Subsidiaries required by Governmental Entities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act of 2001;

(vi) providing information reasonably necessary to assist Parent with the preparation of pro forma financial information and financial statements to the extent required by the rules and regulations of the SEC; and

(vii) taking other actions ancillary to the Financing as may be reasonably requested by the Parent;

provided that neither the Company, its Subsidiaries nor any of their respective directors or officers shall be required to (x) enter into any document or instrument prior to the Closing Date that is not contingent on the occurrence of the Closing (other than one or more customary authorization and representation letters), (y) take any action that would be likely to result in personal liability, or (z) pass resolutions or consents to approve or authorize the execution of the Financing or deliver any certificate, document, instrument or agreement (other than one or more customary authorization and representation letters) or agree to any change or modification of any existing certificate, document, instrument or agreement, in each case, prior to the Closing; provided, further, that none of the Company or its Subsidiaries shall be required to (1) pay or agree to pay any commitment or other similar fee prior to the Closing, (2) take any action that could subject it to actual or potential liability, to bear any cost or expense or to pay any commitment or other similar fee or make or agree to make any other payment or agree to provide any indemnity (other than any cost, expense or fee that is promptly reimbursed by Parent) in connection with the Financing or any of the foregoing and in any event prior to the Closing, (3) take any action, or fail to take any action, that would violate any applicable law or the Company Certificate, the Company Bylaws or any organizational documents of any Subsidiary of the Company, (4) take any action that, in the good faith determination of the Company, would unreasonably interfere with the conduct of the business of the Company and its Subsidiaries, or (5) provide any information the disclosure of which is prohibited or restricted under applicable law or would result in the waiver or forfeiture of any applicable legal privilege.

(b) Parent shall, upon written request by the Company, promptly reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company or any of its Subsidiaries in connection with providing cooperation requested by Parent pursuant to this Section 6.18. Parent shall indemnify and hold harmless the Company, its Subsidiaries and their respective directors, officers, managers, employees, agents, consultants, advisors, accountants, financial advisors, legal counsel and other representatives from and against any and all liabilities, losses, damages, claims, interest, costs, awards, judgments, amounts paid in settlement and penalties suffered or incurred by them in connection with the arrangement of the Financing (including any action taken in accordance with this Section 6.18) or any information utilized in connection therewith, except for any of the foregoing to the extent the same is the result of the gross negligence or willful misconduct of the Company, its Subsidiaries or their respective directors, officers, managers, employees, agents, consultants, advisors, accountants, financial advisors, legal counsel and other representatives.

(c) Parent and Merger Sub acknowledge and agree that neither obtaining financing related to the transactions contemplated by this Agreement, nor completing the Financing, is a condition to the Closing.

6.19 Company Debt.

(a) If requested by the Parent, and subject to the Parent’s reasonable cooperation therewith, the Company shall use commercially reasonable efforts to (i) deliver all notices and take all other reasonable and customary actions necessary to effect, at or prior to the Effective Time, the payoff (if any borrowings thereunder have been made and not repaid), discharge and termination of all outstanding obligations and commitments under the Five Year Revolving Credit Agreement, dated as of September 24, 2012, among the Company, Deutsche Bank Securities Inc. and Citigroup Global Markets Inc., as joint lead arrangers and joint book runners, and the banks and agents listed therein (the “Credit Agreement”) and (ii) in connection therewith to obtain customary payoff letters (if any borrowings thereunder have been made and not repaid) and instruments of discharge to be delivered at or prior to, and effective at or prior to, the Effective Time, which payoff letters and instruments of discharge will evidence the payoff (if any borrowings thereunder have been made and not repaid), discharge and termination in full on the date thereof of all amounts payable and of all commitments under the Credit Agreement; provided that the Company has unrestricted cash sufficient for such purposes at Closing or Parent provides, or causes to be provided, cash sufficient for such purposes at or prior to the Closing.

(b) The Company and Merger Sub shall execute and deliver, at or prior to the Effective Time, any supplements, amendments or other instruments (including officers’ certificates and opinions of counsel) required in connection with the Merger under the Company’s outstanding 6.60% Debentures due 2018, 5.75% Senior Notes due 2018, 6.80% Debentures due 2031, 6% Notes due 2037, 6.50% Senior Notes due 2038 and 6.375% Directly-Issued Subordinated Capital Securities due 2067. Following the Effective Time, Parent shall cause the Surviving Corporation to give notice of the consummation of the Merger in accordance with the terms of the Replacement Capital Covenant, dated as of March 29, 2007, by the Company.

6.20 Financial Statements and Other Current Information.

(a) As soon as reasonably practicable after they become available, but in no event more than thirty (30) days after the end of each calendar month ending after the date hereof, the Company will furnish to Parent (a) summaries of gross written premiums and analysis of underwriting-related expenses and (b) to the extent permitted by applicable law, any reports provided to the Company’s Board of Directors or any committee thereof relating to the financial performance and risk management of the Company or any of its Subsidiaries.

(b) As soon as reasonably practicable after they are filed with the applicable Insurance Regulator of the jurisdictions in which the Company Insurance Subsidiaries are domiciled or commercially domiciled, the Company will deliver to Parent true, correct and complete copies of the Interim Company SAP Statements.

6.21 Dividends. After the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall coordinate with Parent regarding the record dates and payment dates for dividends in respect of Company Common Stock so that holders of Company Common Stock shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of Company Common Stock and any Parent Common Shares any such holder receives in exchange therefor in the Merger.

6.22 Post-Closing Matters and Governance.

(a) Following the Closing, Parent shall (i) cause the Surviving Corporation and its Subsidiaries to continue to use the brand and marketing names used by the Company and its Subsidiaries immediately prior to the Closing Date, (ii) as promptly as practicable following the Effective Time, in conjunction with its integration plan, (x) submit to its shareholders an amendment of the Articles of Association of Parent to change the name of Parent to Chubb Limited and (y) begin using, and cause certain of its Subsidiaries to begin using, the brand and marketing names used by the Company immediately prior to the Closing Date and (iii) maintain substantial operations, and manage the majority of its and its Subsidiaries’ North American division-related headquarter functions, in Warren, New Jersey.

(b) Parent shall take all appropriate action, subject to the receipt of the Requisite Parent Vote, so that, as of the Effective Time, 4 current directors of the Company mutually selected by the Chief Executive Officer of the Company, the Chief Executive Officer of Parent and the lead independent director of Parent shall be appointed as directors of Parent.

ARTICLE VII

CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Shareholder Approval. This Agreement shall have been adopted by the shareholders of the Company by the Requisite Company Vote, and the Requisite Parent Vote shall have been obtained.

(b) Stock Exchange Listing. The Parent Common Shares that shall be issuable pursuant to this Agreement shall have been authorized for listing on the NYSE, subject to official notices of issuance.

(c) S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and be in effect and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

(d) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger.

(e) Regulatory Approval. (i) All regulatory authorizations, consents, orders or approvals set forth, or referenced, in Sections 3.4 and 4.4 that are necessary to consummate the transactions contemplated by this Agreement, including the Merger, or those the failure of which to be obtained would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on the Surviving Corporation, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (such approvals and the expiration of such waiting periods being referred to herein as the “Requisite Regulatory Approvals”), and (ii) no such Requisite Regulatory Approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.

7.2 Conditions to Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company set forth in Section 3.2(a) and Section 3.8(a) (in each case after giving effect to the lead-in to Article III) shall be true and correct (other than, in the case of Section 3.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and the representations and warranties of the Company set forth in Section 3.1, Section 3.2(b), and Section 3.3(a) (in each case, after giving effect to the lead-in to Article III) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. All other representations and warranties of the Company set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article III) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be likely to have a Material Adverse Effect on the Company or the Surviving Corporation. Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to the foregoing effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

7.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction, or waiver by the Company, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in Section 4.2(a) and Section 4.8 (in each case, after giving effect to the lead-in to Article IV) shall be true and correct (other than, in the case of Section 4.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and the representations and warranties of Parent set forth in Section 4.1(a), Section 4.2(b) and Section 4.3(a) (in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. All other representations and warranties of Parent set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would be reasonably expected to have a Material Adverse Effect on Parent. The Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to the foregoing effect.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate to such effect from each of Parent and Merger Sub (i) signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent of Parent and (ii) signed on behalf of Merger Sub by the Chief Executive Officer and the Chief Financial Officer of Merger Sub.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement by the shareholders of the Company:

(a) by mutual consent of Parent, Merger Sub and the Company in a written instrument;

(b) by either Parent or the Company if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the other transactions contemplated hereby and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the other transactions contemplated hereby, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(c) by either Parent or the Company if the Merger shall not have been consummated on or before the one-year anniversary of the date of this Agreement (the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(d) by either Parent or the Company (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of the Company, in the case of a termination by Parent, or Parent, in the case of a termination by the Company, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2 or Section 7.3, as the case may be, and which is not cured within the earlier of the Termination Date and forty-five (45) days following written notice to the Company, in the case of a termination by Parent, or Parent, in the case of a termination by the Company, or by its nature or timing cannot be cured during such period; or

(e) by Parent, if (i) prior to such time as the Requisite Company Vote is obtained, the Company or the Board of Directors of the Company (A) submits this Agreement to its shareholders without a recommendation for approval, or otherwise withdraws or materially and adversely modifies (or publicly discloses its intention to withdraw or materially and adversely modify) its recommendation as contemplated by Section 6.3(a), or recommends to its shareholders an Acquisition Proposal other than the Merger, or (B) materially breaches its obligations under Section 6.3 or its obligations under Section 6.10; or (ii) a tender offer or exchange offer for 20% or more of the outstanding shares of Company Common Stock is commenced (other than by Parent or a Subsidiary thereof), and the Board of Directors of the Company recommends that the shareholders of the Company tender their shares in such tender or exchange offer or otherwise fails to recommend that such shareholders reject such tender offer or exchange offer within the 10 business day period specified in Rule 14e-2(a) under the Exchange Act.

The party desiring to terminate this Agreement pursuant to clause (b), (c), (d) or (e) of this Section 8.1 shall give written notice of such termination to the other party in accordance with Section 9.5, specifying the provision or provisions hereof pursuant to which such termination is effected.

8.2 Effect of Termination.

(a) In the event of termination of this Agreement by either Parent or the Company as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Parent, Company, Merger Sub, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Sections 3.3(a), 3.7, 4.3(a), 4.7, 6.2(d), this Section 8.2 and Article IX shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Parent nor the Company shall be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement (which, in the case of the Company, may include the loss to the holders of Company Common Stock of the economic benefits of the Merger).

(b) (i) In the event that after the date of this Agreement a bona fide Acquisition Proposal shall have been made known to senior management of the Company or shall have been made directly to its shareholders generally or any person shall have publicly announced (and not withdrawn) an Acquisition Proposal with respect to the Company and (A) thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 8.1(c) without the Requisite Company Vote having been obtained or (B) thereafter this Agreement is terminated by Parent pursuant to Section 8.1(d), and (C) prior to the date that is eighteen (18) months after the date of such termination, the Company enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then the Company shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Parent, by wire transfer of same day funds, a fee equal to $930,000,000 (the “Termination Fee”); provided, that for purposes of this Section 8.2(b), all references in the definition of Acquisition Proposal to “20%” shall instead refer to “50%”.

(ii) In the event that this Agreement is terminated by Parent pursuant to Section 8.1(e) (or this Agreement is terminated pursuant to Section 8.1(c)) but at the time of such termination Parent could have terminated this Agreement pursuant to Section 8.1(e)), then the Company shall pay Parent, by wire transfer of same day funds, the Termination Fee as promptly as reasonably practical after the date of termination

(and, in any event, within three (3) business days thereafter). Notwithstanding anything to the contrary herein, but without limiting the right of any party to recover liabilities or damages, the maximum aggregate amount of fees payable by the Company under this Section 8.2 shall be equal to the Termination Fee, and in no event shall the Company be obligated to pay the Termination Fee on more than one occasion.

(c) Each of Parent and the Company acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if the Company fails promptly to pay the amount due pursuant to this Section 8.2, and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for the Termination Fee or any portion thereof, the Company shall pay the costs and expenses of Parent (including reasonable attorneys’ fees and expenses) in connection with such suit. In addition, if the Company fails to pay the amounts payable pursuant to this Section 8.2, then the Company shall pay interest on such overdue amounts (for the period commencing as of the date that any such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full) at a rate per annum equal to the “prime rate” (as reported by The Wall Street Journal or any successor thereto) in effect on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid.

ARTICLE IX

GENERAL PROVISIONS

9.1 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Non-Disclosure Agreement, which shall survive in accordance with its terms) shall survive the Effective Time, except for Section 6.7 and for those other covenants and agreements contained herein and therein which by their terms apply or are to be performed in whole or in part after the Effective Time (including Section 6.22).

9.2 Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with Merger by the shareholders of the Company; provided, however, that after the adoption of this Agreement by the shareholders of the Company, there may not be, without further approval of such shareholders, any amendment of this Agreement that requires further approval under applicable law. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

9.3 Extension; Waiver. At any time prior to the Effective Time, the parties hereto may to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or satisfaction of any conditions contained herein; provided, however, that after adoption of this Agreement by the shareholders of the Company, there may not be, without further approval of such shareholders, any extension or waiver of this Agreement or any portion hereof that requires further approval under applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

9.4 Expenses. Except (i) with respect to costs and expenses of printing and mailing the Joint Proxy Statement and all filing and other fees paid to the SEC in connection with the Merger, which shall be borne equally by Parent and the Company, or (ii) as otherwise provided in Section 6.18 and Section 8.2, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

9.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or e-mail, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a) if to the Company, to:

The Chubb Corporation
15 Mountain View Road
Warren, NJ 07059
Attention:	Maureen A. Brundage
Facsimile:	(908) 903-2027

With a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Attention:	Edward D. Herlihy & Nicholas G. Demmo
Facsimile:	(212) 403-2207; (212) 403-2381

and

(b) if to Parent or Merger Sub, to:

ACE Limited
Bärengasse 32
8001 Zurich
Switzerland
Attention:	Joseph F. Wayland
Facsimile:	+41 (43) 456 76 01

With a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
Attention:	H. Rodgin Cohen & C. Andrew Gerlach
Facsimile:	(212) 291-9028; (212) 291-9299

9.6 Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to “the date hereof” shall mean the date of this Agreement. As used in this Agreement, the “knowledge” of the Company and/or its Subsidiaries means the actual knowledge of any of the officers of the Company listed in Section 9.6 of the Company Disclosure Schedule, and the “knowledge” of Parent and/or its Subsidiaries means the actual knowledge of any of the officers of Parent listed in Section 9.6 of the Parent Disclosure Schedule. As used herein, (i) “business day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized by law or executive order to be closed, (ii) the term “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (iii) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person and (iv) the term “made available” means any document or other information that was (a) provided by one party or its representatives to the other party and its representatives prior to the date hereof, (b) included in the virtual data room of a party prior to the date hereof or (c) filed by a party with the SEC and publicly available on EDGAR prior to the date hereof. The Company Disclosure Schedule and the Parent Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. All references to “dollars” or “$” in this Agreement are to United States dollars. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law.

9.7 Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.8 Entire Agreement. This Agreement (including the documents and the instruments referred to herein) together with the Non-Disclosure Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.9 Governing Law; Jurisdiction.

(a) This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law that would require or permit the application of the law of any other jurisdiction (except that matters relating to the fiduciary duties of the Board of Directors of the Company shall be subject to the laws of the State of New Jersey).

(b) Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court of competent jurisdiction located in the State of Delaware (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.5.

9.10 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS

WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

9.11 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.7, which is intended to benefit each Company Indemnified Party and his or her heirs and representatives, this Agreement (including the documents and instruments referred to herein) is not intended to and does not confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. Except as provided in Section 6.7, notwithstanding any other provision hereof to the contrary, no consent, approval or agreement of any third party beneficiary will be required to amend, modify or waive any provision of this Agreement.

9.12 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Accordingly, the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

9.13 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

9.14 Delivery by Facsimile or Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

THE CHUBB CORPORATION

By:	/s/ John D. Finnegan
Name: John D. Finnegan
Title: Chairman, President and Chief Executive Officer

ACE LIMITED

By:	/s/ Evan G. Greenberg
Name: Evan G. Greenberg
Title: Chairman and Chief Executive Officer

WILLIAM INVESTMENT HOLDINGS CORPORATION

By:	/s/ Kenneth Koreyva
Name: Kenneth Koreyva
Title: Chairman and President

Exhibit A

FORM OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

THE CHUBB CORPORATION

THIS IS TO CERTIFY that The Chubb Corporation, a New Jersey Corporation under and by virtue of the provisions of Title 14A of the Revised Statutes of New Jersey and the several amendments thereof and supplements thereto, does hereby restate and integrate its Certificate of Incorporation, pursuant to Section 14A:9-5 of The New Jersey Business Corporation Act, as follows:

1. Name. The name of the corporation is The Chubb Corporation (the “Corporation”).

2. Purposes. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the New Jersey Business Corporation Act.

3. Number of Shares. The total number of shares of stock that the Corporation shall have authority to issue is 100, all of which shall be shares of Common Stock.

4. Address; Registered Office and Agent. The address of the Corporation’s registered office in the State of New Jersey is 820 Bear Tavern Road, West Trenton, New Jersey 08628. The name of its registered agent at such address is The Corporation Trust Company.

5. Number, Names, and Mailing Addresses of Directors. The number of directors constituting the current Board of Directors is [●]. The names and addresses of such directors are as follows:

Name	Address
[●]	[●]

Exhibit A-1

6. Limitation of Liability.

(a) To the fullest extent permitted under the New Jersey Business Corporation Act, as amended from time to time, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

(b) Any amendment or repeal of Section 6(a) shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment or repeal.

7. Adoption, Amendment or Repeal of By-Laws. The Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal by-laws of the Corporation.

Exhibit A-2

IN WITNESS WHEREOF, the undersigned Corporation has caused this Certificate to be executed on its behalf by its duly authorized officer on the      day of             , 20    .

Name:
Title:

Exhibit A-3